UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Home BancShares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HOME BANCSHARES, INC.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 328-4770

Internet Site: www.homebancshares.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 19, 2012

The Annual Meeting of Shareholders of Home BancShares, Inc. (the “Company”) will be held on April 19, 2012, at 6:30 p.m. (CDT) at the Peabody Hotel, located at 3 Statehouse Plaza, Little Rock, Arkansas, for the following purposes:

(1)	To elect twelve directors for a term of one year.

(2)	To provide an advisory (non-binding) vote approving the Company’s compensation of its named executive officers.

(3)	To provide an advisory (non-binding) vote determining the frequency with which shareholders will consider and approve an advisory vote on the Company’s compensation of its named executive officers.

(4)	To approve the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan, including the material terms of the performance goals under such plan.

(5)	To ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.

(6)	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only shareholders of record on March 2, 2012, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider Street, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting. The stock transfer books will not be closed.

The 2011 Annual Report to Shareholders is included in this publication.

By Order of the Board of Directors

C. RANDALL SIMS
Chief Executive Officer

Conway, Arkansas

March 9, 2012

YOUR VOTE IS IMPORTANT

PLEASE EXECUTE YOUR PROXY WITHOUT DELAY

HOW TO VOTE IF YOU ARE A SHAREHOLDER OF RECORD

Your vote is important. You can save the Company the expense of a second mailing by voting promptly. Shareholders of record can vote by telephone, on the Internet, by mail or by attending the Meeting and voting by ballot as described below. (Please note: if you are a beneficial owner of shares held in the name of a bank, broker or other holder, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.)

The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. If you vote by telephone or on the Internet, you do not need to return your proxy card. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 1:00 a.m. Central time on April 19, 2012.

VOTE BY TELEPHONE

You can vote by calling the toll-free telephone number on your proxy card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

VOTE ON THE INTERNET

You also can choose to vote on the Internet by visiting the website for Internet voting printed on your proxy card. Easy-to-follow prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote on the Internet, you can also request electronic delivery of future proxy materials.

VOTE BY MAIL

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to Computershare in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to Home BancShares, Inc., c/o Computershare, P. O. Box 43101, Providence, Rhode Island, 02940-5067.

VOTING AT THE ANNUAL MEETING

The method by which you vote will not limit your right to vote at the Annual Meeting if you decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

HOME BANCSHARES, INC.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 328-4770

Internet Site: www.homebancshares.com

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Home BancShares, Inc. (the “Company”) for use at the Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy card were first mailed to shareholders of the Company on or about March 9, 2012.

This introductory section is a summary of selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the nominees being solicited for directors and the proposals that are submitted for a vote, you should carefully read this entire document and other documents to which we refer.

The proxies being solicited by this Proxy Statement are being solicited by the Company. The expense of soliciting proxies, including the cost of preparing, assembling and mailing the material submitted with this Proxy Statement, will be paid by the Company. The Company will also reimburse brokerage firms, banks, trustees, nominees and other persons for the expense of forwarding proxy material to beneficial owners of shares held by them of record. Solicitations of proxies may be made personally or by telephone, electronic communication or facsimile, by directors, officers and regular employees, who will not receive any additional compensation in respect of such solicitations.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on April 19, 2012:

The Notice and Proxy Statement and the Annual Report on Form 10-K

are available at www.edocumentview.com/homb.

ABOUT THE ANNUAL MEETING

When and Where Is the Annual Meeting?

Date:         Thursday, April 19, 2012

Time:         6:30 p.m., Central Daylight Time

Location:  Peabody Hotel, 3 Statehouse Plaza, Little Rock, Arkansas

What Matters Will Be Voted Upon at the Annual Meeting?

At our Annual Meeting, shareholders will be asked to:

•	elect twelve directors for a term of one year;

•	approve, on an advisory (non-binding) basis, the Company’s compensation of its named executive officers;

•	vote, on an advisory (non-binding) basis, for the frequency of shareholder advisory votes on the Company’s compensation of its named executive officers;

•	approve the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan, including the material terms of the performance goals of such plan;

•	ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year; and

•	transact such other business as may properly come before the meeting or any adjournments thereof.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, March 2, 2012, are entitled to receive the Notice of Annual Meeting and to vote the shares of common stock that they held on that date at the Meeting or at any postponement or adjournment of the Meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted on. As of the close of business on March 2, 2012, there were 28,231,256 shares of the Company’s common stock outstanding.

Who Can Attend the Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Meeting, and each may be accompanied by one guest. Seating is limited and will be on a first-come, first-served basis. Registration will begin at 5:30 p.m., and seating will be available at approximately 6:00 p.m.

No cameras, electronic devices, large bags, briefcases or packages will be permitted at the Meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the Meeting.

What Constitutes a Quorum?

The presence at the Meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business. As of the record date, 28,231,256 shares of common stock of the Company were outstanding. Proxies received, but marked as abstentions and broker non-votes, will be included in the calculation of the number of shares considered to be present at the Meeting.

Can a Shareholder Nominate a Director?

The Nominating and Corporate Governance Committee (“Nominating Committee”) of the Board of Directors will consider a candidate properly and timely recommended for directorship by a shareholder or group of shareholders of the Company. The recommendation must be submitted by one or more shareholders that have beneficially owned, individually or as a group, 2% or more of the outstanding common stock for at least one year as of the date the recommendation is submitted. Shareholder recommendations must be submitted to the Secretary of the Company in writing via certified U.S. mail not less than 120 days prior to the first anniversary of the date of the Proxy Statement relating to the Company’s previous Annual Meeting. Shareholder recommendations for the Annual Meeting of Shareholders in 2013 must be received by the Company by November 9, 2012. Recommendations must be addressed as follows:

Home BancShares, Inc.

Attn: Corporate Secretary

P.O. Box 966

Conway, Arkansas 72033

DIRECTOR CANDIDATE RECOMMENDATION

Generally, candidates for a director position should possess:

•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with their performance as a director.

The full text of our “Policy Regarding Director Recommendations by Stockholders” and “Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy” are published on our website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

How Can I Communicate Directly with the Board?

Shareholder communications to the Board of Directors, any committee of the Board of Directors, or any individual director must be sent in writing via certified U.S. mail to the Corporate Secretary at the following address:

Home BancShares, Inc.

Attn: Corporate Secretary

P.O. Box 966

Conway, Arkansas 72033

Our “Stockholder Communications Policy” is published on the Company’s website at www.homebancshares.com and can be found under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

How Do I Vote?

The enclosed proxy card indicates the number of shares you own. There are four ways to vote:

•	By Internet at the website shown on your proxy card; we encourage you to vote this way.

•	By toll-free telephone at the number shown on your proxy card.

•	By completing and mailing your proxy card.

•	By written ballot at the Meeting.

If you vote by Internet or telephone, your vote must be received by 1:00 a.m. Central time on April 19, 2012. Your shares will be voted as you indicate. If you do not indicate your voting preferences, Randy E. Mayor and Brian S. Davis will vote your shares FOR all of the director nominees, FOR Proposal 2, FOR a shareholder advisory vote EVERY YEAR under Proposal 3, FOR Proposal 4 and FOR Proposal 5.

If You Vote by Telephone or on the Internet, You Do NOT Need to Return Your Proxy Card.

If you complete and properly sign the accompanying proxy card and return it to the Company, or tender your vote via telephone or the Internet, it will be voted as you direct. If you attend the Meeting, you may deliver your completed proxy card in person. A proxy duly executed and returned by a shareholder, and not revoked prior to or at the Meeting, will be voted in accordance with the shareholder’s instructions on such proxy.

If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is set forth together with each proposal in this Proxy Statement. In summary, the Board recommends a vote:

•	For the election of the nominated slate of directors (see pages 7-40).

•	For the approval, on an advisory (non-binding) basis, of the Company’s compensation of its named executive officers (see page 41).

•	For a shareholder advisory vote on the Company’s compensation of its named executive officers every year (see page 42).

•	For the approval of the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan, including the material terms of the performance goals under such plan (see pages 43-47).

•	For the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm (see pages 48-50).

As of the date of this Proxy Statement, the Board knows of no other business that may properly be, or is likely to be, brought before the Annual Meeting. With respect to any other matter that properly comes before the Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, at their own discretion.

What Vote Is Required to Approve Each Proposal?

•

Election of Directors. The affirmative vote of a plurality of the votes cast in person or by proxy at the Annual Meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more of the directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

•

Advisory vote on the frequency of shareholder advisory votes on the Company’s compensation of its named executive officers. Generally, the affirmative vote of a majority of the votes cast in person or by proxy is required for approval of any matter presented to shareholders at the Annual Meeting. However, because this vote is advisory and non-binding, if none of the frequency options receives a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the Company’s shareholders. A properly executed proxy marked “ABSTAIN” with respect to this matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.

•

Other Proposals. For each other proposal, the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have no effect on the outcome of the vote.

The authorized common stock of the Company consists of 50,000,000 shares at $0.01 par value. As of the close of business on March 2, 2012, there were 28,231,256 shares eligible to vote.

If My Shares Are Held By a Broker or Nominee, Do I Need to Instruct the Broker or Nominee How to Vote My Shares?

Yes. If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Under current stock exchange rules, brokers who do not have instructions from their customers may not use their discretion in voting their customers’ shares on certain specific matters which are not considered to be “routine” matters, including the election of directors, executive compensation and other significant matters. The proposals in this Proxy Statement to elect directors, to approve on an advisory basis the Company’s executive compensation, to determine on an advisory basis the frequency of shareholder advisory votes on executive compensation, and to approve the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan are not considered to be routine matters. Thus, if you do not give your broker or nominee specific instructions with respect to each of these matters, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I Change My Vote After I Return the Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the Meeting in person and so request, although attendance at the Meeting will not by itself revoke a previously granted proxy.

What Should I Do If I Receive More Than One Set Of Voting Materials?

You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxies or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account. If you are a registered owner and your shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and instruction card that you receive.

How Many Directors Are There?

Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. Currently, we have twelve directors.

How Long Do Directors Serve?

Our Bylaws provide that the directors shall serve a term of one year and until their successors are duly elected and qualified. The shareholders of the Company elect successors for directors whose terms have expired at the Annual Meeting. The Board elects members to fill new membership positions and vacancies in unexpired terms on the Board.

Do the Shareholders Elect the Executive Officers?

No. Executive officers are elected by the Board and hold office until their successors are elected and qualified or until the earlier of their death, retirement, resignation or removal.

Where Can I Find The Voting Results Of The Annual Meeting?

The Company will publish final voting results of the Annual Meeting in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days after the Annual Meeting on April 19, 2012.

You Should Carefully Read this Proxy Statement in its Entirety.

PROPOSAL ONE – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation provide that the number of directors shall not be less than two nor more than fifteen, with the exact number to be fixed by the shareholders or the Board. The Board of Directors proposes that the nominees for directors described below be elected for a term of one year and until their successors are duly elected and qualified. All nominees are currently serving as directors.

Each of the nominees has consented to serve the term for which he is nominated. If any nominee becomes unavailable for election, which is not anticipated, the directors’ proxies will vote for the election of such other person as the Board may nominate, unless the Board resolves to reduce the number of directors to serve on the Board and thereby reduce the number of directors to be elected at the meeting.

The Board of Directors Recommends that Shareholders Vote

FOR

Each of the Nominees Listed Herein

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The names of the Company’s directors and executive officers as of March 2, 2012, and their respective ages and positions are listed in the table below.

Name	Age	Positions Held with Home BancShares, Inc.	Positions Held with Centennial Bank
John W. Allison	65	Chairman of the Board	Chairman of the Board
C. Randall Sims	57	Chief Executive Officer and Director	Chief Executive Officer, President, and Director
Randy E. Mayor	47	Chief Financial Officer, Treasurer, and Director	Chief Financial Officer and Director
Brian S. Davis	46	Chief Accounting Officer and Investor Relations Officer	—
Kevin D. Hester	48	Chief Lending Officer	Chief Lending Officer and Director
Milburn Adams	69	Director	Director
Robert H. Adcock, Jr.	63	Vice Chairman of the Board	Vice Chairman of the Board
Richard H. Ashley	56	Director	Director
Dale A. Bruns	69	Director	Director
Richard A. Buckheim	68	Director	—
Jack E. Engelkes	62	Director	Director
James G. Hinkle	63	Director	—
Alex R. Lieblong	61	Director	Advisory Director
William G. Thompson	64	Director	—
Robert F. Birch, Jr.	62	—	Regional President
Tracy M. French	50	—	Regional President

NOMINEES FOR DIRECTOR

The twelve director nominees consist of the current twelve members of the Board. The biography of each of the nominees below contains information regarding the person’s service as director, business experience, director positions held currently or at any time during the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director.

During 2008 and 2009, the Company combined the charters of the Company’s former bank subsidiaries – First State Bank, Community Bank, Twin City Bank, Marine Bank, Bank of Mountain View and Centennial Bank (of Little Rock) – into a single charter and adopted Centennial Bank as the common name. As used in the following biographies and elsewhere in this Proxy Statement, any reference to our “former bank subsidiaries” or to any of the six banks named in this paragraph refers to the Company’s separately chartered bank subsidiary or subsidiaries as they existed prior to the merger of the banks into a single charter.

John W. Allison	Director Since 1998

John W. Allison is the founder and has been Chairman of the Board of Home BancShares since 1998. He also serves on the Asset Quality Committee and Asset/Liability Committee of Home BancShares. From 1998 to July 2009, he served as Chief Executive Officer of Home BancShares. Mr. Allison has more than 28 years of banking experience, including service as Chairman of First National Bank of Conway from 1983 until 1998, and as a director of First Commercial Corporation from 1985 (when First Commercial acquired First National Bank of Conway) until 1998. At various times during his tenure on First Commercial’s board, Mr. Allison served as the Chairman of that company’s Executive Committee and as Chairman of its Asset Quality Committee. Prior to its sale to Regions Financial Corporation in 1998, First Commercial was a publicly traded company and the largest bank holding company headquartered in Arkansas, with approximately $7.3 billion in assets. Mr. Allison is a successful business owner with extensive experience in the management of banks and bank holding companies. As the founder and former Chief Executive Officer of Home BancShares, he has intimate knowledge of the issues facing our management, and he has been a guiding figure in the development of Home BancShares and its growth strategy. He is also the largest individual shareholder of Home BancShares, which the Board of Directors believes aligns his interests with those of our shareholders.

C. Randall Sims	Director Since 1998

C. Randall Sims was named Chief Executive Officer of Home BancShares in 2009. Since 1998, Mr. Sims has been and continues to be Chief Executive Officer and President of Centennial Bank (formerly First State Bank) and a director of Home BancShares. He also serves as Chairman of the Asset Quality Committee and as a member of Asset/Liability Committee of Home BancShares. From 1998 to 2009, he served as Secretary of Home BancShares. Prior to joining First State Bank, Mr. Sims was an executive vice president with First National Bank of Conway. He holds a Juris Doctor degree from the University of Arkansas at Little Rock School of Law and a Bachelor of Arts degree in accounting and business administration from Ouachita Baptist University in Arkadelphia, Arkansas. He attended the Graduate School of Banking at the University of Wisconsin and is an honor graduate of the American Bankers Association National Commercial Lending School held at the University of Oklahoma. Mr. Sims formerly served as a Trustee at the University of Central Arkansas and was Chairman of the Conway Christian School Board for 17 years. Mr. Sims’ educational background in accounting, business, law and banking provides him a wide-ranging set of skills for the management of a public company such as Home BancShares. He has served as Chief Executive Officer for our bank subsidiary for over 13 years and has extensive banking and executive experience. As Chief Executive Officer of the holding company and the bank and as a long-time director of both entities and other organizations, he brings knowledge of the day-to-day management of the Company as well as expertise in many areas, including financial, corporate governance, risk assessment, and operational matters.

Randy E. Mayor	Director Since 2009

Randy E. Mayor joined Home BancShares in 1998 as Executive Vice President and Finance Officer and became our first Chief Financial Officer in 2004. Mr. Mayor has been Chief Financial Officer and Treasurer of Home BancShares since 2004 and a director of Home BancShares since 2009. He currently serves as Chairman of the Asset/Liability Committee and as a member of the Asset Quality Committee. Since 1998, he has also served as Chief Financial Officer and as a director of Centennial Bank (formerly First State Bank). Mr. Mayor is a certified public accountant and has more than 25 years of banking experience. From 1988 to 1998, he held various positions at First National Bank of Conway, a subsidiary of First Commercial, including Senior Vice President and Finance Officer from 1992 to 1998. He holds a bachelor of business administration degree from the University of Central Arkansas and is a graduate of the American Bankers Association National Commercial Lending School held at the University of Oklahoma. Mr. Mayor has extensive experience in financial and accounting matters relating to banks and bank holding companies. As our first and only Chief Financial Officer, he provides an in-depth understanding of the Company’s financial condition on a current and historical basis, as well as experience with internal controls, risk assessment, and management of the financial affairs of a public company.

Milburn Adams	Director Since October 2011

Milburn Adams has been a director of Home BancShares since October 2011 and a director of Centennial Bank (formerly First State Bank) since 2004. He was appointed to the Audit Committee and the Compensation Committee of Home BancShares in January 2012. Prior to Mr. Adams’ service with First State Bank, he spent 13 years with the Arkansas Department of Education, serving as an Area Supervisor of Special Education and Director of Evaluation and Admissions at the Arkansas School for the Deaf. This experience was followed by 19 years of service in the manufactured home business. From 1982 to 1986, he was responsible for the administration, sales, manufacturing, and distribution of manufactured homes throughout an 8 state area as General Manager of Squire Homes. Mr. Adams was the President of Spirit Homes, Inc. of Conway, Arkansas, from 1986 to 1997. He served as a Division President of Cavalier Homes, Inc. from 1997 to 2000, when Spirit Homes was acquired by Cavalier Homes, Inc. of Alabama. Mr. Adams is an experienced business person, managing and operating several businesses in the central Arkansas area and has substantial knowledge of the banking business through his over 7 years of service on the board of our bank subsidiary.

Robert H. Adcock, Jr.	Director From 1998 to 2003 and Since 2007

Robert H. Adcock, Jr. has been a director and Vice Chairman of Home BancShares since July 2007. He also serves on the Asset Quality Committee, Audit Committee, Asset/Liability Committee and Nominating and Corporate Governance Committee of Home BancShares. Mr. Adcock is a co-founder of Home BancShares with Mr. Allison. He previously served as a director and Vice Chairman of Home BancShares from 1998 to 2003. In June 2003, Mr. Adcock stepped down from the Board of Directors of Home BancShares to become the Arkansas State Bank Commissioner. He was reappointed as Vice Chairman of Home BancShares in July 2007 upon completion of his four-year term as Arkansas State Bank Commissioner. Mr. Adcock retired from the First National Bank of Conway, Arkansas, in 1996 after more than 20 years of service. He presently operates a farming operation in Gould (Lincoln County), Arkansas, and has many real estate holdings in the Conway, Arkansas, area. Mr. Adcock has an extensive background in banking, and as a co-founder of Home BancShares, he has a vast knowledge of the Company and our markets. His experience as Arkansas State Bank Commissioner gives him particular insight into regulatory matters affecting the Company and the bank, as well as contacts in the banking industry throughout Arkansas.

Richard H. Ashley	Director Since 2004

Richard H. Ashley has been a director of Home BancShares since 2004 and served as Vice Chairman from 2006 to July 2007. He also serves on the Asset Quality Committee, the Asset/Liability Committee and the Compensation Committee of Home BancShares. He has served as a director of Centennial Bank since February 2009. He served as a director of the former Twin City Bank from 2000 until its charter was merged into Centennial Bank in 2009, and as Chairman of Twin City Bank from 2002 to 2009. Since March 2007, he has been a director of Entergy Arkansas, Inc., an electric public utility company. Mr. Ashley is President and owner of the Ashley Company, a privately held company involved in land development and investment in seven states throughout the United States since 1978. Mr. Ashley has extensive experience and knowledge with respect to real estate and real estate financing, which is a significant part of our lending. He has substantial banking experience through his over 11 years of service on the boards of Centennial Bank and our former subsidiary bank, Twin City Bank. In addition, his service on the Compensation Committee of Home BancShares has enhanced his knowledge of public company executive compensation matters.

Dale A. Bruns	Director Since 2004

Dale A. Bruns has been a director of Home BancShares since 2004 and a director of Centennial Bank (formerly First State Bank) since 1998. Mr. Bruns also served as a director of the former Twin City Bank from 2000 to 2009. Mr. Bruns is the chairman of the Compensation Committees for Home BancShares and Centennial Bank, and is a member of the Nominating and Corporate Governance Committee, the Asset Quality Committee and the Asset/Liability Committee of Home BancShares. Prior to his service with First State Bank, he served as a director of the First National Bank of Conway from 1985 to 1998. Mr. Bruns has owned and operated several McDonald’s restaurants located in central Arkansas. He is also the owner of Central Arkansas Sign Company, Inc. He currently serves on the board of the Arkansas McDonald’s Self Insurance Trust. He is a past member of the McDonald’s National Operator advisory board of directors. Mr. Bruns is an experienced business person, owning and operating multiple businesses. He has significant experience in the banking industry and knowledge of our local markets, having served as a bank director in central Arkansas for over 25 years. As Chairman of our Compensation Committee for the past six years, he has substantial knowledge of issues relating to public company oversight of executive compensation matters.

Richard A. Buckheim	Director Since 2005

Richard A. Buckheim has been a director of Home BancShares since 2005. He also serves on the Compensation Committee of Home BancShares. From 2000 until December 2008 when the Marine Bank charter was merged into Centennial Bank (formerly First State Bank), he served as Chairman of the Board of Marine Bank and served on the bank’s compensation committee. He currently serves as Regional Chairman of Centennial Bank for the bank’s Florida region. Mr. Buckheim formerly owned two restaurants in Key West, Florida. Prior to moving to Key West, he founded and served as President of Buckheim and Rowland, Inc., a Michigan-based advertising and marketing company with offices in Ann Arbor and Detroit, Michigan, New York, New York, and Melbourne, Florida. Mr. Buckheim has extensive experience in banking and a particular knowledge of our south Florida market area through his service as Chairman of our former bank subsidiary, Marine Bank. He also provides a valuable background in advertising and marketing, as well as executive experience, as former president of the multistate advertising and marketing company that he founded and as a former business owner.

Jack E. Engelkes	Director Since 2004

Jack E. Engelkes has been a director of Home BancShares since 2004 and a director of Centennial Bank (formerly First State Bank) since 1998. He also serves as Chairman of the Audit Committee and a member of the Compensation Committee of Home BancShares. From 1995 to 1998, he served as a director of First National Bank of Conway. Since 1990, Mr. Engelkes has served as managing partner in the accounting firm of Engelkes and Felts, Ltd. He served as Chairman of the Board of Conway Regional Health Foundation in 2006. He has also been a director of the Conway Regional Medical Center since 2005 and was elected Chairman of the Conway Regional Medical Center Board for 2011 and 2012. In addition, Mr. Engelkes has been a director of the Conway Development Corporation since 2000. Mr. Engelkes holds a bachelor’s degree in Business and Economics from Hendrix College in Conway. Mr. Engelkes is a certified public accountant and has extensive knowledge and experience in accounting, auditing and financial reporting. He has a strong understanding of the banking business, and particularly the Company, through his combined service over the past 16 years as a director of Home BancShares, our subsidiary bank and First National Bank of Conway. Based on that service and his other directorships, he offers valuable experience with respect to corporate governance and compensation matters.

James G. Hinkle	Director Since 2005

James G. Hinkle has been a director of Home BancShares since 2005. Mr. Hinkle currently serves as a member of the Audit Committee of Home BancShares and has previously served on our Asset/Liability Committee. He has over 30 years of banking experience. He served as Chairman of the former Bank of Mountain View from 2005 until its charter was merged into Centennial Bank in 2009. From 1995 to 2005, he served as President of Mountain View BancShares, Inc., until the company’s merger into Home BancShares. He served as President of the Bank of Mountain View from 1981 to 2005. In 2003, Mr. Hinkle became a director of the National Wild Turkey Federation, a national nonprofit conservation and hunting organization. Mr. Hinkle has a lengthy background in banking and executive management through his long-time service as an officer and director of the former Bank of Mountain View and Mountain View Bancshares. In addition, he has particular knowledge of the Company’s customer base in our north central Arkansas market.

Alex R. Lieblong	Director Since 2003

Alex R. Lieblong has been a director of Home BancShares since 2003. He has served as an advisory director of Centennial Bank (formerly First State Bank) since 2002, and he served as a director of First State Bank from 1998 to 2002. He also serves as Chairman of the Nominating and Corporate Governance Committee and a member of the Audit Committee of Home BancShares. Mr. Lieblong currently serves on the board of directors of Ballard Petroleum, a privately held energy company. Since 1997, Mr. Lieblong has been an owner and general principal in the brokerage firm of Lieblong & Associates, Inc. Prior to Lieblong & Associates, Inc., he held management positions with Paine Webber, Merrill Lynch, and E.F. Hutton. Mr. Lieblong was a founder and has been managing partner of Key Colony Fund, L.P., a hedge fund, since 1998. He served as a director of Deltic Timber from 1997 to February 2007. He also served as a director of Lodgian, Inc., a publicly traded owner and operator of hotels, from 2006 to 2010. Mr. Lieblong has extensive experience in the financial services industry and over a decade of experience as a director of other publicly traded and privately held companies. He has substantial knowledge of financial, regulatory, corporate governance and other matters affecting public companies which the Board of Directors believes is valuable to the Company.

William G. Thompson	Director Since 2004

William G. Thompson has been a director of Home BancShares since 2004. He also serves on the Audit Committee and the Nominating and Corporate Governance Committee of Home BancShares. Mr. Thompson has over 30 years of banking experience. He served as a director of the former Community Bank from 1988 until its charter was merged into Centennial Bank in 2009. From 2002 to 2004, he served as Chairman of the Board of Community Bank. Mr. Thompson owns several privately held businesses located in Cabot, Arkansas, including Transloading Service Inc., Thompson Service Inc., and Thompson Sales Inc. Mr. Thompson is a business owner with many years of involvement in the banking industry. He has particular knowledge of the Company’s customer base in our east central Arkansas market and has extensive experience in dealing with financial, operational and governance matters of a community banking corporation.

EXECUTIVE OFFICERS

The biography below of each of our executive officers who is not a member of our Board of Directors contains information regarding the person’s business experience, including positions held currently or at any time during the last five years.

Robert F. Birch, Jr.

Robert F. Birch, Jr. currently serves as a regional president for Centennial Bank. He served as the President and Chief Executive Officer and a director of our former bank subsidiary, Twin City Bank, from 2000 when he helped found the bank until June 2009 when the charter was merged into Centennial Bank (formerly First State Bank). Mr. Birch has over 42 years of banking experience. He began his banking career in 1970 with the original Twin City Bank, which was eventually sold to an out-of-state institution. He is a graduate of the University of Arkansas at Little Rock and the University of Colorado School of Bank Marketing in Boulder. Mr. Birch serves on the boards of Philander Smith College as Chairman, the Arkansas Art Center, Pulaski Technical College, Baptist Health Foundation, and the Arkansas Symphony Orchestra. He currently serves as President of the Little Rock, Arkansas “Club 99” Downtown Rotary Club.

Brian S. Davis

Brian S. Davis joined Home BancShares in 2004 as Director of Financial Reporting and added Investor Relations Officer to his responsibilities in 2006. In 2010, he was promoted to Chief Accounting Officer while continuing to serve as Investor Relations Officer. He is a certified public accountant and has 20 years of banking experience, which includes serving as Vice President of Finance for Simmons First National Corporation, Controller of Simmons First Mortgage Company, and Assistant Vice President of Finance for Worthen Banking Corporation. He spent the first four years of his career with the accounting firm of BKD, LLP. Mr. Davis is a graduate of the University of Arkansas at Fayetteville.

Tracy M. French

Tracy M. French currently serves as a regional president for Centennial Bank. He was the President and Chief Executive Officer and a director of our former bank subsidiary, Community Bank, from 2002 to 2009. Mr. French has over 27 years of banking experience. He is a graduate of the University of Arkansas at Fayetteville and the Southwestern Graduate School of Banking at Southern Methodist University. Mr. French currently serves on the board of the Cabot Panther Education Foundation. He is also currently President of Arkansas State University at Beebe Community Council and serves on the board of the Arkansas Student Loan Authority.

Kevin D. Hester

Kevin D. Hester joined Centennial Bank (formerly First State Bank) in 1998 as Executive Vice President of Lending, and became Chief Lending Officer of Home BancShares in 2010. He has more than 26 years of banking experience. From 1985 to 1998, Mr. Hester held various positions at First Commercial Corporation, including Executive Vice President of Lending at First Commercial’s Kilgore, Texas, affiliate. Mr. Hester is a graduate of the University of Central Arkansas with a bachelor’s degree in accounting and is an honor graduate of the National Commercial Lending School in Norman, Oklahoma. He is a former board member of the National Association of Government Guaranteed Lenders (NAGGL) and is still active within the organization.

CORPORATE GOVERNANCE

Duties of the Board

The Board of Directors has the responsibility to serve as the trustee for the shareholders. It also has the responsibility for establishing broad corporate policies and for the overall performance of the Company. The Board, however, is not involved in day-to-day operating details. Members of the Board are kept informed of the Company’s business through discussion with the Chief Executive Officer and other officers, by reviewing analyses and reports sent to them quarterly, and by participating in Board and Committee meetings.

Corporate Governance Guidelines and Policies

We believe that good corporate governance helps ensure that the Company is managed for the long-term benefit of its shareholders. We continue to review our corporate governance policies and practices, corporate governance rules and regulations of the Securities and Exchange Commission (the “SEC”), and the listing standards of the NASDAQ Global Select Market on which our common stock is traded. The Board has adopted various corporate governance guidelines and policies to assist the Board in the exercise of its responsibilities to the Company and its shareholders. The guidelines and policies address, among other items, director independence and director qualifications. You can access and print our corporate governance guidelines and policies, including the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, our Corporate Code of Ethics for Directors, Executive Officers and Employees and other Company policies and procedures required by applicable law or regulation, on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

Director Independence

NASDAQ rules require that a majority of the directors of NASDAQ-listed companies be “independent.” An “independent director” generally means a person other than an officer or employee of the listed company or its subsidiaries, or any other individual having a relationship, which, in the opinion of the listed company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Certain categories of persons are deemed not to be independent under the NASDAQ rules, such as persons employed by the listed company within the last three years, and persons who have received (or whose immediate family members have received) payments exceeding a specified amount from the listed company within the last three years, excluding payments that are not of a disqualifying nature (such as compensation for board service, payments arising solely from investments in the listed company’s securities, and benefits under a tax-qualified retirement plan). NASDAQ rules impose somewhat more stringent independence requirements on persons who serve as members of the audit committee of a listed company.

Of the twelve persons who currently serve on our Board of Directors, we believe that Messrs. Adams, Adcock, Ashley, Bruns, Buckheim, Engelkes, Hinkle, Lieblong and Thompson are “independent” for purposes of NASDAQ rules. Messrs. Allison, Mayor and Sims are not considered independent because they are officers of Home BancShares. The Board has also determined that no member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee has any material relationship with the Company (either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company) and that all members of these committees meet the criteria for independence under the NASDAQ listing standards.

Board Structure and Role in Risk Oversight

In 2009, the Board of Directors separated the positions of Chairman and Chief Executive Officer (“CEO”) when the Board promoted Mr. Sims to CEO. Mr. Allison, formerly the Chairman and CEO of the Company, now serves as Chairman of the Board. Prior to that time, Mr. Allison had been the only CEO for the Company since its founding. The primary purpose of installing a separate CEO with Mr. Allison continuing to serve as Chairman was to facilitate and strengthen the succession of management of the Company. This separation of Chairman and CEO also allows for greater oversight of the Company by the Board. The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the description of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors, officers, and employees. We believe our Code of Ethics is reasonably designed to deter wrongdoing and to promote honest and ethical conduct, including the ethical handling of conflicts of interest, full, fair and accurate disclosure in filings and other public communications made by us, compliance with applicable laws, prompt internal reporting of ethics violations, and accountability for adherence to the Code of Ethics. This Code of Ethics is published in its entirety on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.” We will post on our website any amendment to this code and any waivers of any provision of this code made for the benefit of any of our senior executive officers or directors.

BOARD MEETINGS AND COMMITTEES OF THE BOARD

The business of the Company is managed under the direction of the Board of Directors, who meet on a regularly scheduled basis during the calendar year to review significant developments affecting the Company and to act on matters that require Board approval. Special meetings are also held when Board action is required on matters arising between regularly scheduled meetings. Written consents to action without a meeting may be obtained if the Company deems it more appropriate.

All members of the Board are strongly encouraged to attend each meeting of the Board and meetings of the Board Committees on which they serve, as well as the Annual Meeting. The Board of Directors held four regularly scheduled meetings and one special meeting during calendar year 2011. During this period each member of the Board participated in at least 75% of the meetings of the Board, and each member of the Board except Mr. Allison participated in at least 75% of the meetings of the committees on which the director served during the period that he served. Mr. Allison was unable to participate in certain scheduled committee meetings during 2011 as a result of his attendance at out-of-town meetings with the Company’s investors and analyst. All of the then current Board members attended the Company’s Annual Meeting in 2011. Milburn Adams was appointed to the Board at the Board’s last meeting during 2011. Our “Director Attendance Policy” is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

Our Board of Directors has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Asset/Liability Committee and the Asset Quality Committee. Committee members are elected annually by the Board and serve until their successors are elected and qualified or until their earlier resignation or removal.

The following table discloses the Board members who serve on each of the Board’s committees and the number of meetings held by each committee during calendar year 2011.

Committees of the Board

	Audit	Compensation	Nominating and Corporate Governance	Asset/Liability	Asset Quality
Milburn Adams(1)	X	X
Robert H. Adcock, Jr.	X		X	X	X
John W. Allison				X	X
Richard H. Ashley		X		X	X
Dale A. Bruns		Chair	X	X	X
Richard A. Buckheim		X
Jack E. Engelkes	Chair	X
James G. Hinkle	X
Alex R. Lieblong	X		Chair
Randy E. Mayor				Chair	X
C. Randall Sims				X	Chair
William G. Thompson	X		X
Number of Meetings	5	4	2	4	4

(1)	Mr. Adams was appointed to the Audit Committee and the Compensation Committee on January 20, 2012. Mr. Adams had not previously served on any Board committees since his appointment to the Board on October 21, 2011.

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the integrity of our accounting and financial reporting processes and our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and our independent auditors. In fulfilling its duties, the Audit Committee, among other things:

•	prepares the Audit Committee report for inclusion in the annual proxy statement;

•	appoints, compensates, retains and oversees the independent auditors;

•	pre-approves all auditing and appropriate non-auditing services performed by the independent auditor;

•	discusses with the internal and independent auditors the scope and plans for their respective audits;

•	reviews the results of each quarterly review and annual audit by the independent auditors;

•	reviews the Company’s financial statements and related disclosures in the Company’s quarterly and annual reports prior to filing with the SEC;

•	reviews the Company’s policies with respect to risk assessment and risk management;

•	reviews the Company’s internal controls, the results of the internal audit program, and the Company’s disclosure controls and procedures and quarterly assessment of such controls and procedures;

•

establishes procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding such matters; and

•	reviews the Company’s legal and regulatory compliance programs.

The Board of Directors has adopted a written charter for the Audit Committee that meets the applicable standards of the SEC and NASDAQ. A copy of the Audit Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

The Audit Committee is comprised of Jack E. Engelkes, Chairman, Robert H. Adcock, Jr., Milburn Adams, James G. Hinkle, Alex R. Lieblong and William G. Thompson. The Board has determined that each member of the Committee satisfies the independence requirements of the NASDAQ listing standards, that each member of the Committee is financially literate, knowledgeable and qualified to review financial statements, and that Mr. Engelkes has the attributes of an “audit committee financial expert” as defined by the regulations of the SEC.

Compensation Committee

The Compensation Committee aids the Board in discharging its responsibility with respect to the compensation of our executive officers and directors. The Compensation Committee is responsible for evaluating and approving the Company’s compensation plans and policies and for communicating the Company’s compensation policies to shareholders in our annual proxy statement. In fulfilling its duties, the Compensation Committee, among other things:

•	reviews and approves corporate goals and objectives relevant to the compensation of our CEO;

•	evaluates the performance and determines the annual compensation of the CEO in accordance with these goals and objectives;

•	reviews and approves the amounts and terms of the annual compensation for our other executive officers;

•

reviews and approves employment agreements, severance agreements or arrangements, retirement arrangements, change in control agreements/provisions and special supplemental benefits for the executive officers;

•

reviews and makes recommendations to the Board with respect to incentive based compensation plans and equity based plans, and establishes criteria for and grants awards to participants under such plans;

•	reviews and recommends to the Board the compensation for our directors; and

•	reviews and recommends to the Board that the Compensation Discussion and Analysis be included in the annual proxy statement and Form 10-K annual report.

The Board of Directors has adopted a written charter for the Compensation Committee that meets the applicable standards of the SEC and NASDAQ. The Compensation Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

The Compensation Committee is comprised of Dale A. Bruns, Chairman, Milburn Adams, Richard H. Ashley, Richard A. Buckheim and Jack E. Engelkes. The Board has determined that each member of the Committee satisfies independence requirements of the NASDAQ listing standards and Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee charter authorizes the Committee to delegate to subcommittees of the Committee any responsibility the Committee deems necessary or appropriate. The Committee shall not, however, delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

The Chairman, after consulting with executive officers and others, makes recommendations to the Committee regarding the form and amount of compensation paid to each executive officer. Additionally, the Chairman, the CEO and our Chief Financial Officer (“CFO”) attend the Committee meetings and answer questions and provide information to the Committee as requested. This normally includes a history of the primary compensation components for each executive officer, including an internal pay equity analyses. The Committee then considers the recommendations of the Chairman, the information provided by the CEO and CFO, historical compensation of each executive, and other factors. Based on this information, the Committee sets the compensation for the executive officers, except for the CEO and CFO, which it recommends to the Board of Directors. The executive officers do not make any recommendations with regard to director compensation. Although the executive officers are involved in the process of evaluating compensation, including their own, the final decision is made by the Committee or the Board. The Committee understands the inherit conflict in obtaining information from the Chairman and executive officers, but believes that this information is valuable in determining the appropriate compensation.

Historically, the Committee meets subsequent to year end to finalize discussion regarding the Company’s performance goals for the previous and current year with respect to performance-based compensation to be paid to executive officers and to approve its report for the annual proxy statement. These goals are approved within 90 days of the beginning of the year. Each year in December and/or January, the Committee generally discusses any new compensation issues, the compensation, bonus and incentive plan award analyses and the engagement of a compensation consultant for annual executive and director compensation. The Committee also meets in December and/or January to:

1.	review and discuss the recommendations made by the Chairman;

2.	review the performance of the Company and the individual officers;

3.	review the level to which the Company’s performance goals were attained and approve short-term cash bonus and long-term incentive awards; and

4.	determine the executive officers’ base salaries for the following year.

Management also advises the full Board, including the Committee members, throughout the year of new issues and developments regarding executive compensation.

Compensation Committee Interlocks And Insider Participation

During 2011, Messrs. Bruns, Ashley, Buckheim and Engelkes served as members of the Compensation Committee. None of these four directors during 2011 or at any previous time served as an officer or employee of Home BancShares or our bank subsidiary. During 2011, none of our executive officers served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity for which any of our independent directors served as an executive officer. See “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” for information concerning transactions during 2011 involving Mr. Ashley.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee develops and maintains the corporate governance policies of the Company. The Committee’s responsibilities include, among other things:

•	developing and maintaining the Company’s corporate governance policies;

•	identifying, screening and recruiting qualified individuals to become Board members;

•	making recommendations regarding the composition of the Board and its committees;

•	assisting the Board in assessing the Board’s effectiveness;

•	assisting management in preparing the disclosures regarding the Committee’s operation to be included in the Company’s annual proxy statement; and

•	reviewing and approving all related party transactions required to be disclosed in our annual proxy statement.

The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee that meets the applicable standards of the SEC and NASDAQ. The Nominating and Corporate Governance Committee Charter is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

The Nominating and Corporate Governance Committee is comprised of Alex R. Lieblong, Chairman, Robert H. Adcock, Jr., Dale A. Bruns and William G. Thompson. The Board has determined that all members of the Committee satisfy independence requirements of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met on January 20, 2012, to select director nominees to be voted on at the Annual Meeting.

Director Candidate Qualifications

The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy outlines the qualifications the Committee looks for in a director nominee. Generally, the candidate should possess:

•	relevant business and financial expertise and experience, including an understanding of fundamental financial statements;

•	the highest character and integrity and a reputation for working constructively with others;

•	sufficient time to devote to meetings and consultation on Board matters; and

•	freedom from conflicts of interest that would interfere with performance as a director.

More specifically, the Nominating Committee seeks candidates who possess various qualifications, skills, or other factors it deems appropriate. These factors may include leadership experience in business or other relevant fields, knowledge of the Company and the financial services industry, experience in serving as a director of another financial institution or public company generally, education, wisdom, integrity, analytical ability, familiarity with and participation in the communities served by the Company and its subsidiaries, commitment to and availability for services as a director, and any other factors the Committee deems relevant.

Director Nominations Process

After assessing and considering prevailing business conditions of the Company, legal and listing standard requirements for Board composition, the size and composition of the current Board, and the skills and experience of current Board members, any of the Chairman, the Nominating Committee or any Board member may identify the need to add a Board member or to fill a vacancy on the Board. The Committee identifies qualified director nominees from among persons known to the members of the Committee, by reputation or otherwise, and through referrals from trusted sources, including senior management, existing Board members, shareholders and independent consultants hired for such purpose. The Committee may request that senior officers of the Company assist the Committee in identifying and assessing prospective candidates who meet the criteria established by the Board. The Committee will consider director candidates recommended by shareholders in accordance with the procedures set forth in the Company’s policy regarding director recommendations by shareholders. This policy is described above under the caption “Can a Shareholder Nominate a Director?” and is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.” The Committee intends to evaluate any candidate recommended by a shareholder in the same manner in which it evaluates candidates recommended by other sources, according to the criteria described below.

The Nominating Committee evaluates candidates based upon the candidate’s qualifications, recommendations, or other relevant information, including a personal interview. The Nominating Committee has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as banking, finance, accounting, sales and marketing, law, strategic planning and leadership of large, complex organizations. The Nominating Committee prefers a mix of background and experience among the Board’s members but does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of Board service to the Company.

In addition to the targeted skill areas, the Nominating Committee looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a Board including:

•	Strategy – knowledge of the Company business model, the formulation of corporate strategies, knowledge of key competitors and banking markets;

•	Leadership – skills in coaching senior executives and the ability to assist in their development;

•	Organizational issues – understanding of strategy implementation, management processes, group effectiveness and organizational design;

•	Relationships – understanding how to interact with investors, regulatory bodies, and communities in which the Company operates;

•	Functional – understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

•	Ethics – the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

The Committee meets to consider and approve the candidates to be presented to the Board. The Committee then presents its proposed nominees to the full Board. The Board considers the recommendations of the Committee and approves candidates for nomination.

The Nominating and Corporate Governance Committee Directorship Guidelines and Selection Policy is published on our website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

Asset/Liability Committee

Our Asset/Liability Committee consists of Robert H. Adcock, Jr., John W. Allison, Richard H. Ashley, Dale A. Bruns, Randy E. Mayor, and C. Randall Sims. Mr. Mayor serves as Chairman of the Asset/Liability Committee. The Asset/Liability Committee meets quarterly and is primarily responsible for:

•	development and control over the implementation of liquidity, interest rate and market risk management policies;

•	review of interest rate movements, forecasts, and the development of the Company’s strategy under specific market conditions; and

•	continued monitoring of the overall asset/liability structure of our bank subsidiary to minimize interest rate sensitivity and liquidity risk.

Asset Quality Committee

Our Asset Quality Committee consists of Robert H. Adcock, Jr., John W. Allison, Richard H. Ashley, Dale A. Bruns, Randy E. Mayor, and C. Randall Sims. Mr. Sims serves as Chairman of the Asset Quality Committee. The Asset Quality Committee meets quarterly and is primarily responsible for:

•	development and control over the implementation of credit risk policies;

•	evaluation of the impact of changing market conditions as its relates to the corresponding changes to the value of real estate used as collateral;

•	review of problem loans such as: past due loans, special mention loans and classified loans (accruing and non-accruing); and

•	monitoring of the overall asset quality of our bank subsidiary to minimize exposure to losses in the loan portfolio.

DIRECTOR COMPENSATION

The following table sets forth elements of compensation awarded to or paid by us to our non-employee directors during the fiscal year ended December 31, 2011:

Director Compensation Table

Name	Fees earned or paid in cash(1)	Stock awards(2)	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified compensation earnings	All other compensation	Total
Milburn Adams(3)	$14,884	—	—	—	—	—	$14,884
Robert H. Adcock, Jr.	34,236	$22,190	—	—	—	—	56,426
Richard H. Ashley	55,404	22,190	—	—	—	—	77,594
Dale A. Bruns	65,222	22,190	—	—	—	—	87,412
Richard A. Buckheim	52,250	22,190	—	—	—	—	74,440
Jack E. Engelkes	38,116	22,190	—	—	—	—	60,306
James G. Hinkle	33,500	22,190	—	—	—	—	55,690
Alex R. Lieblong	16,200	22,190	—	—	—	—	38,390
William G. Thompson	25,700	22,190	—	—	—	—	47,890

(1)	Includes Company Board of Directors and committee retainers and fees, subsidiary bank director fees, subsidiary bank advisory board fees and subsidiary bank committee fees.
(2)	On April 21, 2011, each of our non-employee directors was awarded 1,000 restricted shares of our common stock under our 2006 Stock Option and Performance Incentive Plan. The grant date fair value of each of these awards, determined in accordance with FASB ASC Topic 718, was $22.19 per share. As of December 31, 2011, each of our non-employee directors, except Mr. Adams, held 1,000 restricted shares of our common stock and the following number of options to acquire our common stock: Mr. Adcock, 475; Mr. Ashley, 1,188; Mr. Bruns, 4,752; Mr. Buckheim, 1,188; Mr. Engelkes, 4,395; Mr. Hinkle, 1,188; Mr. Lieblong, 11,345; and Mr. Thompson, 1,188.
(3)	Mr. Adams was appointed to the Board of Directors of the Company on October 27, 2011. Mr. Adams served as a director of our subsidiary bank during the entire year of 2011.

During 2011, we paid each of our non-employee directors and our Chairman an annual retainer of $8,000 and the chairmen of the holding company Audit and Compensation Committees, respectively, an additional annual retainer of $2,500. We paid each of our non-employee directors $2,000 for each meeting of the holding company Board attended and our Chairman of the Board $4,000 for each holding company Board meeting attended during 2011. Directors serving on the holding company Audit or Compensation Committees received $400 ($800 for the chairman) for each meeting attended of those committees. Directors serving on other holding company Board committees received $250 ($500 for the chairman) for each meeting attended of those other committees, except that the directors serving on the Asset/Liability or Asset Quality Committees each received an additional $150 for one of the meetings of each of those committees. Only our non-employee directors and our Chairman of the Board received committee attendance fees during 2011.

In addition, on April 21, 2011, we awarded each non-employee director 1,000 restricted shares of our common stock with a fair market value on the date of grant of $22.19 per share. These restricted shares vest in three equal annual installments beginning on April 21, 2012.

The compensation paid to our Chairman of the Board and our other employee directors is included in the Compensation Discussion & Analysis and the related executive compensation tables in this Proxy Statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Banking Transactions. Most of our directors and officers, as well as the firms and businesses with which they or members of their immediate families are associated, are customers of our bank subsidiary. Our bank subsidiary and former bank subsidiaries have engaged in a variety of loan transactions in the ordinary course of business with individuals and their families and businesses, and it is anticipated that such transactions will occur in the future. In the case of all such related party transactions in 2011, each transaction was approved by either the Audit Committee, the Nominating and Corporate Governance Committee, the Board of Directors or the bank subsidiary’s board of directors. These loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable loans with persons not related to us. In the opinion of our management, those loan transactions do not involve more than a normal risk of collectability or present other unfavorable features.

We believe that all extensions of credit by our bank subsidiary to its directors and officers and to directors and officers of the Company, either directly or as guarantors, were made in conformity with the requirements of Federal Reserve Board Regulation O. As of December 31, 2011, the aggregate amount outstanding on these loans, including available borrowings, was approximately $34.2 million, of which approximately $19.8 million was attributable to the largest borrowing relationship. None of these loans are nonaccrual, past due 90 days or more, restructured or potential problems.

Real Estate Transactions. We lease certain of our properties from persons who are affiliated with us. The property used by our Marketing and Sales Department in Conway, Arkansas, is leased from First Real Estate LTD Partnership LLLP, which includes one of our directors, Robert H. Adcock, Jr. Additionally, we lease the land for a banking office in Lakewood Village Shopping Center in North Little Rock, Arkansas, from Conservative Development Company, a corporation controlled, through common ownership, by Richard H. Ashley, who is one of our directors. During 2011, the aggregate payments we made, directly or indirectly, to each of the named persons for the various leases described above were less than $120,000.

We believe the terms of each of the agreements are no less favorable to us than we could have obtained from an unaffiliated third party. We expect we will continue to engage in similar banking and business transactions in the ordinary course of business with our directors, executive officers, principal shareholders and their associates. All proposed related party transactions are presented to the Nominating and Corporate Governance Committee of our Board of Directors for consideration and approval. The Committee approved each of the transactions described above. The Committee does not currently have any formal policies or procedures with respect to its review, approval, or ratification of related party transactions, but considers each related party transaction or proposed related party transaction on a case-by-case basis. According to its charter, the Committee follows the definition of “related party transaction” provided in the SEC’s regulations under the Securities Act of 1933.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities and Exchange Act of 1934, as amended, requires each director, officer, and any individual beneficially owning more than 10 percent of the Company’s common stock to file reports on Forms 3, 4, and 5 disclosing beneficial ownership and changes in beneficial ownership of the common stock of the Company with the SEC within specified time frames. These specified time frames require the Form 3’s to be filed on or before the effective date of the issuer’s registration statement or within 10 days after the person becomes a reporting person. Changes in ownership must be filed on Form 4 within two business days of the transaction. Based solely on information provided to the Company by individual directors and officers, we believe that all our Section 16 filers complied with the filing requirements during the fiscal year, except as follows: William G. Thompson failed to timely file one Form 4 report disclosing two dispositions of shares of the Company’s common stock.

PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth certain information as of February 9, 2012, concerning the number and percentage of shares of our common stock beneficially owned by our directors, our named executive officers, and all of our directors and executive officers as a group, and by each person known to us who beneficially owned more than 5% of the outstanding shares of our common stock.

Information in this table is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a beneficial owner of any shares of our common stock if that person has or shares “voting power,” which includes the power to vote or direct the voting of the shares, or “investment power,” which includes the right to dispose or direct the disposition of the shares. Thus, under the rules, more than one person may be deemed to be a beneficial owner of the same shares. A person is also deemed to be a beneficial owner of any shares as to which that person has the right to acquire beneficial ownership within 60 days from February 9, 2012.

Except as otherwise indicated, all shares are owned directly, and the named person possesses sole voting and investment power with respect to his shares. The address for each of our directors and named executive officers is c/o Home BancShares, Inc., 719 Harkrider Street, Suite 100, Conway, Arkansas 72032.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares Outstanding (1)
5% or greater holders:

T. Rowe Price Associates, Inc. (2)	2,344,922	8.2%

BlackRock, Inc. (3)	1,738,055	6.2%

Directors and executive officers:

Milburn Adams	35,215	*

Robert H. Adcock, Jr. (5)	754,005	2.7%

John W. Allison (4)(6)	2,775,528	9.7%

Richard H. Ashley (4)(7)	1,305,094	4.6%

Robert F. Birch (4)	122,496	*

Dale A. Bruns (4)	164,744	*

Richard A. Buckheim (4)	51,804	*

Jack E. Engelkes (4)(8)	92,117	*

Tracy M. French (4)(9)	53,251	*

James G. Hinkle (4)(10)	203,378	*

Alex R. Lieblong (4)(11)	613,382	2.2%

Randy E. Mayor (4)(12)	142,698	*

C. Randall Sims (4)(13)	144,212	*

William G. Thompson (4)(14)	17,366	*

All directors and executive officers as a group (16 persons) (4)	6,520,240	22.7%

*	Less than 1%.
(1)	The percentage of our common stock beneficially owned was calculated based on 28,290,720 shares of our common stock outstanding as of February 9, 2012. The percentage assumes that the person in each row has exercised all options that are exercisable by that person or group within 60 days of February 9, 2012.

(2)	Based on information as of December 31, 2011, obtained from a Schedule 13G/A filed with the SEC on or about February 9, 2012, by T. Rowe Price Associates, Inc., located at 100 E. Pratt Street, Baltimore, Maryland 21202 (“Price Associates”). The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Price Associates’ Schedule 13G/A. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Based on information as of December 31, 2011, obtained from a Schedule 13G/A filed with the SEC on or about February 13, 2011, by BlackRock, Inc., located at 40 East 52nd Street, New York, New York 10022 (“BlackRock”). The foregoing information has been included solely in reliance upon, and without independent investigation of, the disclosures contained in BlackRock’s Schedule 13G/A.
(4)	Includes shares that may be issued upon the exercise of vested common stock options, as follows: Mr. Allison, 194,265 shares; Mr. Ashley, 950 shares; Mr. Birch, 51,113 shares; Mr. Bruns, 4,514 shares; Mr. Buckheim, 950 shares; Mr. Engelkes, 4,158 shares; Mr. French, 20,000 shares; Mr. Hinkle, 950 shares; Mr. Lieblong, 11,107 shares; Mr. Mayor, 55,847 shares; Mr. Sims, 44,741 shares; Mr. Thompson, 950 shares; and all directors and executive officers as a group, 414,735 shares.
(5)	Includes 18,142 shares held in Mr. Adcock’s IRA accounts, 390,527 shares owned by the Robert H. Adcock Trust, 28,073 shares owned by the Hillary Adcock GST Trust, 97,414 shares owned by the Hillary Adcock Nonexempt Trust, 90,008 shares owned by the Carol Adcock Trust, 28,074 shares owned by the Ashton Adcock Trust, 100,766 shares owned by the Ashton Adcock Nonexempt Trust and 1,000 shares of restricted stock.
(6)	Includes 367,671 shares owned by Mr. Allison’s spouse, either individually or as custodian for their son, 4,068 shares held in Mr. Allison’s IRA, 3,895 shares of restricted stock and 16,832 shares owned by Capital Buyers, a company that is owned by Mr. Allison.
(7)	Includes 3,544 shares held in Mr. Ashley’s IRA, 4,665 shares owned by Mr. Ashley’s spouse, 1,834 shares owned by the IRA of Mr. Ashley’s spouse, 642,240 shares owned by Conservative Development Company, a corporation of which Mr. Ashley is president, 875 shares owned by Square Associates, LLC, a company of which Mr. Ashley is a partner, 1,000 shares of restricted stock, and 272 shares for which Mr. Ashley is custodian for his children.
(8)	Includes 45,466 shares owned by Mr. Engelkes’ spouse, 11,180 shares for which Mr. Engelkes is custodian for his children, and 1,005 shares held in Mr. Engelkes’ Simple IRA.
(9)	Includes 7,883 shares owned by Mr. French’s 401(k) plan, 6,790 shares held in Mr. French’s IRA and 6,470 shares of restricted stock.
(10)	Includes 199,302 shares owned by the James G. Hinkle Revocable Trust.
(11)	Includes 407,365 shares that are owned by Key Colony Fund L.P., a hedge fund of which Mr. Lieblong is the managing partner and 1,000 shares of restricted stock.
(12)	Includes 7,584 shares owned by Mr. Mayor’s 401(k) plan, 4,021 shares of restricted stock and 15,095 shares held in Mr. Mayor’s IRA.
(13)	Includes two shares owned by Mr. Sims’ son, 28,829 shares held in Mr. Sims’ IRA, 6,719 shares of restricted stock and 6,393 shares owned by Mr. Sims’ 401(k) plan.
(14)	Includes 3,144 shares owned by Mr. Thompson’s IRA, 3,674 shares owned by the IRA of Mr. Thompson’s spouse, 4,167 shares owned by Thompson Brothers LLC, a company of which Mr. Thompson is a partner, 360 shares owned by B and L Thompson Investments LLC, a company owned by Mr. Thompson, and 1,000 shares of restricted stock.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following Compensation Discussion and Analysis provides information regarding the Company’s compensation program for our “named executive officers.” Our “named executive officers” are our CEO, our CFO and our three other most highly-compensated executive officers, which during 2011 consisted of our Chairman and two regional presidents of our bank subsidiary. Specific information regarding the compensation paid to each named executive officer during each of the past three years is disclosed in the Summary Compensation Table provided below. The following information includes an overview of our compensation philosophy and guiding principles, certain regulatory limitations on our executive compensation program, the components of our executive compensation, and a more detailed discussion of the compensation of our Chairman and our CEO.

Our compensation program is designed to attract and retain key management for the Company and our bank subsidiary, motivate high performance with a view toward long-term growth and success of the Company, and align management with the interests of our shareholders. Our executive compensation consists of base salary, short-term incentives in the form of annual cash bonus awards, long-term incentives in the form of equity awards under the Company’s 2006 Stock Option and Performance Incentive Plan, retirement and insurance benefit plans and certain perquisites. The short-term incentive awards are closely linked to the Company’s or our bank subsidiary’s financial performance compared with the Company’s or the bank’s strategic goals for each year. Our long-term incentive awards, which may be granted on a fixed basis or a performance basis tied to annual and/or multi-year cumulative performance goals of the Company or our bank subsidiary, encourage the alignment of senior management’s goals with those of our shareholders, with the ultimate goal of increasing overall shareholder value. The opportunity to earn annual cash bonus awards and long-term equity awards provides a mix of variable compensation that integrates the Company’s short-term and long-term goals, as well as helps to attract and retain executive officers.

In 2011, salary payments to our named executive officers during 2011 ranged from $225,000 to $310,000, an increase of 8% to 11% for each named executive over his 2010 base pay. During the first half of 2011, the Company’s executive compensation was subject to the limitations imposed on participants in the Capital Purchase Program of the Troubled Asset Relief Program (“TARP”) of the U.S. Department of the Treasury (the “Treasury”). These limitations prohibited us from paying bonuses to our senior executive officers (or named executive officers) while we were a participant in the TARP program. As a result, we could not award any cash bonuses or stock options to our named executive officers for their services during the period of 2011 prior to July 6, 2011, the date we repurchased all of the senior preferred shares that we had issued to the Treasury in 2009. The Treasury’s rules under TARP did allow us, on a limited basis, to grant awards of restricted stock during the period in which we participated in the TARP program. We granted a total of 19,906 shares of restricted stock in February 2011 to our named executive officers in compliance with the TARP rules. These restricted stock grants, which vest over a three-year period, were issued to reward our executives for their performance and the performance of the Company during 2010 and, along with the restricted stock grants made in 2010, provide an incentive for long-term employment and continued growth and success of the Company.

For the period of 2011 after the TARP limitations ended, we paid a cash bonus to each of the named executive officers, other than our Chairman, in the amount of 25% of the executive’s 2011 base salary, which represented half of the bonus amount for which each executive would have been eligible for a full year. We awarded our Chairman a bonus stock award in the amount of 25% of his 2011 base salary. These awards were based on record financial performance of the Company during this period. In January 2012, the Compensation Committee also awarded each of our named executive officers a one-time bonus in connection with our bank subsidiary’s acquisition of certain assets and liabilities of Vision Bank, which was paid upon the closing of the acquisition in February 2012. These bonuses were in the amount of 25% of 2011 base salary for our Chairman payable in common stock and 15% of 2011 base salary for each other named executive payable in cash.

In February 2012, the Board of Directors approved and adopted, subject to shareholder approval, the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan. Since the plan was originally approved by the shareholders in 2006, the Compensation Committee historically has granted restricted stock and stock options to our executive officers in the form of regular and performance-based awards as a means of rewarding the executives for past performance, providing a long-term incentive for future performance and aligning management with the interests of our shareholders. As discussed in more detail in Proposal Four of this Proxy Statement, the primary purposes of the amendment and restatement of the plan are to increase the shares available for issuance under the plan and to enable the Company to further its eligibility to deduct for federal income tax purposes certain performance-based equity awards that may be granted to our named executive officers in accordance with Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Other than the awards described above, the Committee did not issue any equity awards to our named executive officers during 2011. The Committee may decide during 2012 to issue additional long-term incentive awards to our named executive officers, which may or may not be performance-based.

Overview of Compensation Philosophy and Program

The Compensation Committee, composed entirely of independent directors, administers the Company’s executive compensation program. The role of the Committee is to oversee the Company’s compensation and benefit plans and policies, administer its stock plans, and review and approve annually all compensation decisions related to the named executive officers and our Board members. The Committee submits its decision with regard to the CEO and CFO to the independent directors for their ratification.

The Committee recognizes the importance of compensation and performance and seeks to reward performance with cost-effective compensation that aligns employee efforts with the business strategy of the Company and with the interest of the shareholders. The Committee also recognizes that the compensation should assist the Company in attracting and retaining key executives critical to its long-term success.

The following principles guide the Committee:

•

Compensation levels should be sufficiently competitive to attract and retain key management for the bank and holding company. The Company hires experienced bank executives that have a track record in the market. Competition is strong for these talented and experienced people. The compensation package must be strong and competitive in that market.

•

Compensation should relate directly to performance and responsibility. Compensation should vary with the performance and responsibility of the individual. It should always be proportional to the contribution to the Company’s success.

•

Short-term incentive compensation should motivate high performance. The Company uses the cash bonus plan to motivate individuals with roles and responsibilities that give them the ability to directly impact the Company’s performance and strategic direction. The incentive compensation should not cause the individual to take excessive and unnecessary risks that would threaten the institution.

•

The Company’s Stock Option and Performance Incentive Plan should align management with shareholders’ interests. Awards of stock options, restricted stock or other forms of long-term compensation should encourage management to focus on the long-term growth and success of the Company. It should provide management with a meaningful stake in the Company and the prospects of a long-term career.

The Committee receives regular updates on our business results from management and reviews the quarterly financial statements and projections to assess whether executive compensation continues to be properly balanced with and supportive of our business objectives. The Committee also regularly reviews information, including reported revenue, profit levels, market capitalization and disclosed governance practices, regarding comparably-sized bank holding companies in a peer group to assess our comparative performance and organizational structure. The Committee uses management updates and peer information as tools to evaluate the connection between executive compensation and our performance as a business. This information is reviewed in a subjective manner. There is no implied direct or formulaic linkage between peer information and our compensation decisions. The Committee takes the view that a close connection between compensation and performance objectives encourages our executives to make decisions that will result in significant positive short-term and long-term returns for our business and our shareholders without providing an incentive either to take unnecessary risks or to avoid opportunities to achieve long-term benefits even though they may reduce short-term benefits for the named executive officers, the business or our shareholders.

Based on these reports and assessments, the Committee regularly evaluates both the short-term and long-term performance compensation for the named executive officers to ensure alignment with our business objectives. The Committee also works closely with management regarding long-term equity incentives, including performance based equity awards, which emphasize shareholder returns while providing enhanced retention value for key executives.

Benchmarking Against A Peer Group

The Committee in the past has compared total compensation levels for the executive officers to the compensation paid to executives in a peer group. The Committee annually considers the need for a peer analysis and reviews peer compensation as the Committee deems necessary.

During 2010, the Committee engaged a compensation consultant, Longnecker & Associates (“Longnecker”), to conduct an independent executive compensation review and competitive market assessment of base salary, annual incentives, long-term incentives, executive benefits, perquisites and deferred compensation for our top six executives. Longnecker and its affiliates did not provide any non-compensation related services to the Company. The assessment selected a peer group of 15 public bank holding companies with asset and market capitalization size similar to the Company. These companies represent, in some cases, both business competition and a relevant labor market for our executives. The Committee considered the results of the consultant’s review and the peer assessment in determining the compensation of our executives for 2011 but did not use a particular target or benchmark for our executive compensation based on the peer group. On January 31, 2011, the Committee approved base salary increases of 8% to 11% for each of our named executive officers for 2011.

The Committee did not perform a peer compensation review during 2011 but did consider the results of the 2010 Longnecker peer assessment in determining the 2012 executive compensation. For 2012, the Committee evaluated and considered the overall performance of the Company and, for our regional bank presidents, the performance of the bank in each designated region, as well as the individual’s performance and recommendations by the Chairman. On January 27, 2012, the Committee approved base salary increases of $25,000 each for our Chairman and our CEO and $20,000 each for our other named executive officers for 2012.

Regulatory Limitations on Executive Compensation

Capital Purchase Program

On January 16, 2009, the Company sold $50 million of senior preferred shares to the Treasury under the Capital Purchase Program (“CPP”) of the Treasury’s TARP program. The Board of Directors viewed the CPP as a voluntary opportunity to raise additional low cost capital to bolster the Company’s already adequate sources of liquidity and well-capitalized position to support existing operations as well as anticipated future growth. On July 6, 2011, the Company repurchased all of the senior preferred shares issued to the Treasury under the CPP and repaid the Company’s TARP funds in full.

During the period in which the Treasury held an equity or debt position in the Company acquired under the CPP (the “TARP Period”), including the first half of 2011, the Company was subject to certain executive compensation requirements under Section 111(b) of the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (“ARRA”), which amended Section 111 of the EESA in its entirety, the rules and guidelines promulgated by the Treasury under those acts, and the contract pursuant to which we sold the senior preferred shares. The compensation requirements imposed by the EESA and the ARRA and our contractual agreement with the Treasury applied to what the Treasury refers to as our “senior executive officers” (“SEOs”) and, in certain instances, additional officers or employees of the Company. Throughout the TARP Period, our SEOs were the same five officers who were our named executive officers. The requirements that applied to our executive compensation in 2011 are:

Prohibition on Incentive Compensation that Provides an Incentive to Take Unnecessary and Excessive Risks. The EESA prohibited us during the TARP Period from providing incentive compensation arrangements that encourage our SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

Risk Review. The Compensation Committee was required within 90 days after the sale of the senior preferred shares by the Company to the Treasury to review the incentive compensation of the SEOs with the Company’s senior risk officer(s), or other personnel acting in a similar capacity, to ensure that the SEO incentive compensation arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company. During the TARP Period, the Committee was required to meet at least semiannually with the senior risk officer(s), or individual(s) acting in a similar capacity, to discuss, evaluate and review the relationship between the Company’s risk management policies and practices and the SEO and employee compensation arrangements. The Committee most recently met with the Company’s senior management in January 2011 to review, evaluate and discuss the SEO and employee compensation arrangements and determined that such arrangements do not encourage the SEOs to take unnecessary and excessive risks that could threaten the value of the Company.

Clawback. In order to comply with the EESA and the ARRA, the Company had to require that any bonus, retention award, and incentive compensation paid to an SEO or the next 20 most highly compensated employees during the TARP Period are subject to recovery or “clawback” by the Company if it is determined that the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

Golden Parachutes. Under the EESA and the ARRA, the Company was required to prohibit any golden parachute payment to an SEO or the next five most highly compensated employees during TARP Period. The Company was also prohibited from deferring any such payment beyond the expiration of this TARP period. For purposes of this requirement, “golden parachute payment” means any payment to an SEO for departure for any reason and amounts received upon a change in control of the Company, excluding certain payments from qualified retirement plans, foreign retirement plans and severance or similar payments required under state or foreign law.

Prohibition on Bonuses and Similar Payments. The Company was prohibited by the ARRA and the Treasury’s June 2009 interim final rule from paying or accruing any bonus, retention award, or incentive compensation during the period beginning June 15, 2009, until the Company’s TARP Period ended on July 6, 2011. There were exceptions for long-term restricted stock meeting certain criteria and payments under legally binding employment contracts entered into on or before February 11, 2009. The prohibition applied only to the SEOs.

Limit on Tax Deduction. In connection with its sale of the senior preferred shares, the Company agreed not to claim, during any taxable year in which the Treasury held an equity or debt position with the Company, any deduction for federal income tax purposes for compensation that would not be deductible if section 162(m)(5) of the Internal Revenue Code were to apply to the Company. Section 162(m)(5) limits the aggregate amount of compensation, including performance-based compensation, that may be deducted annually by an applicable institution for each of its five most highly compensated executive officers to $500,000 during any applicable taxable year. The Company was subject to this $500,000 deduction limitation for the 2011 taxable year.

Binding SEO Agreements. Prior to the Company’s sale of senior preferred shares to the Treasury, each of the Company’s SEOs entered into a letter agreement with the Company through which the SEO agreed to certain actions as described below in connection with the Company’s compliance with the executive compensation restrictions under the CPP. Specifically, each SEO agreed to the following:

•	Prohibition by the Company of any golden parachute payment to the SEO during the TARP Period;

•

Any bonus and incentive compensation paid to the CEO during the TARP Period being subject to recovery or “clawback” by the Company if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

•

Amendment by the Company to the extent necessary to give effect to the agreed upon limitations described above of each of the Company’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to the SEO; and

•

Review by the Company of its Benefit Plans to ensure that they do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company and, to the extent any such review requires revisions to any Benefit Plan with respect to the SEO, the SEO and the Company agree to negotiate such changes promptly and in good faith.

Shareholder “Say-on-Pay” Vote Required. Under the ARRA and SEC regulations adopted pursuant to the ARRA, we were required to permit a non-binding shareholder vote to approve the compensation of executives as disclosed in the Company’s proxy statement. At our Annual Meeting in 2011, our shareholders approved the compensation of our executives for 2010 as disclosed in last year’s proxy statement. We value this endorsement by our shareholders of our executive compensation policies, and we have followed the same philosophy in determining our current executive compensation of maintaining competitive executive pay that rewards performance and encourages management to focus on the long-term growth and success of the Company by providing them an equity stake in the Company that aligns their interests with our shareholders. The Company has included in this Proxy Statement a similar proposal providing for an advisory vote to approve the compensation of our executives as required by SEC rules promulgated under the Dodd-Frank Act. See “PROPOSAL TWO – ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.”

Prohibition on Compensation Plans that “Encourage” Earnings Manipulation. The Company was prohibited during the TARP Period from implementing any compensation plan that would encourage manipulation of the reported earnings of the Company in order to enhance the compensation of any of its employees. The Company does not believe it has any compensation plan that would encourage manipulation of the reported earnings of the Company.

Semiannual Compensation Plan Evaluation Required. The ARRA required the Company’s Compensation Committee to meet at least semiannually during the TARP Period to discuss and evaluate employee compensation plans in light of an assessment of any risk to the Company posed by such plans.

CEO, CFO and Compensation Committee Certification Requirements. The ARRA and the Treasury interim final rule required our CEO and CFO to provide a written certification of compliance with the executive compensation restrictions in the ARRA as an exhibit to our annual report on Form 10-K filed with the SEC. Additionally, the Company’s Compensation Committee had to annually certify that it has completed its review of the SEO and employee compensation plans and provide a narrative description of how it limited features in the SEO and employee compensation plans that could encourage the undesirable behaviors restricted by these requirements. The Company provided its final certifications and narrative under these requirements to the Treasury in September 2011.

Policy Regarding Excessive or Luxury Expenditures. The ARRA required us to implement a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

Perquisite Disclosure Requirements. The ARRA and the Treasury interim final rule required us during the TARP Period to disclose any perquisite provided to any employee subject to the ARRA’s bonus limitations with a total value exceeding $25,000 during the fiscal year. We were also required to provide a narrative description of the amount and nature of any such perquisites, the recipient of these perquisites, and a justification for offering these perquisites (including a justification for offering the perquisite, and not only for offering the perquisite with a value that exceeds $25,000). This disclosure applies only to our SEOs. During 2011, the Company did not provide any perquisite with a total value exceeding $25,000.

Prohibition on Tax Gross-Up Payments. The Company was prohibited during the TARP Period from making any tax “gross-up” payment, or a payment to cover taxes due on compensation such as golden parachutes and perquisites, to any of the SEOs and the 20 next most highly compensated employees. This prohibition included providing a right to a payment of such a gross-up at a future date, such as a date after the completion of the TARP Period.

Disclosure of Compensation Consultants. We were required to disclose to the Treasury whether the Company or the Committee engaged a compensation consultant and to provide a narrative description of the services provided by any such consultant, including any non-compensation related services provided by the consultant or any of its affiliates, as well as a description of the use of any “benchmarking” procedures in the consultant’s analysis.

Dodd-Frank Act

Section 951 of the Dodd-Frank Act amends the Securities Exchange Act of 1934 to add a new section 14A which makes applicable to all public companies certain executive compensation and corporate governance requirements similar to those already imposed on participants in the TARP CPP. On January 25, 2011, the SEC adopted a final rule implementing the Dodd-Frank requirements. These requirements are:

Shareholder “Say-on-Pay” Vote. Under the new section 14A of the Securities Exchange Act of 1934 and SEC rule adopted pursuant to section 14A, all public companies are required to permit, at least once every three years, a non-binding shareholder vote to approve the compensation of their named executive officers as disclosed in the proxy statement for any shareholder meeting at which directors will be elected. The Company has included in this Proxy Statement a proposal providing for an advisory vote to approve the compensation of our named executives. See “PROPOSAL TWO – ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION.”

Shareholder “Say-on-Frequency” Vote. All public companies that are not TARP participants subject to the ARRA are required to permit, at least once every six years, a separate non-binding shareholder vote on whether the “say-on-pay” vote should be held every one, two or three years. TARP companies, which are required to hold annual “say-on-pay” votes under the ARRA, are not required to hold the “say-on-frequency” vote until the first shareholder meeting after the Company has repaid all of its obligations under the TARP. Because the Annual Meeting is our first shareholder meeting after the Company’s TARP Period ended, we have included this non-binding “say-on-frequency” vote in this Proxy Statement. See “PROPOSAL THREE – FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION.”

Shareholder “Say-on-Golden Parachute” Vote. The Dodd-Frank Act provisions and the SEC rule thereunder require public companies to permit a separate, non-binding advisory shareholder vote to approve golden parachute compensation arrangements for named executive officers when shareholders are asked to approve a merger, acquisition, consolidation, or proposed sale or disposition of substantially all assets of the company that would trigger such parachute payments. However, if such compensation arrangements have been approved by the shareholders in a “say-on-pay” vote, then a separate “say-on-golden parachute” vote is not required. The rule also requires certain detailed disclosures with respect to the named executive officers’ golden parachute arrangements in a proxy statement for the approval of a merger, acquisition, sale of the company’s assets or similar transaction or in an annual meeting proxy statement if such arrangements are being included in the “say-on-pay” vote.

The provisions of the Dodd-Frank Act also included other executive compensation requirements, subject to rulemaking by the SEC, which are applicable to public companies. The SEC is expected to issue rules later this year to implement these additional requirements. Such requirements include:

Hedging Policy. The SEC is required to issue rules requiring public companies to disclose in their proxy statements whether directors and employees are permitted to hedge the value of equity securities held directly or indirectly by the director or employee. We do not currently have a policy prohibiting our directors, officers or employees from hedging the value of shares of our common stock held by the director, officer or employee. As soon as these rules are issued by the SEC, we intend to take any appropriate steps to comply with the requirements.

Clawback Policy. The Dodd-Frank Act requires the SEC to issue rules that prohibit a national securities exchange, such as NASDAQ, from listing any company that has not adopted a clawback policy to require recovery or “clawback” by the Company from any current or former executive officer any incentive compensation paid during the three years preceding any accounting restatement due to material noncompliance with reporting requirements if such payments exceed what would have been paid based on the restated results. The Company will be required to disclose this policy in its annual proxy statement. We are currently subject to certain clawback requirements under the Sarbanes-Oxley Act of 2002 and, prior to July 6, 2011, were subject to clawback requirements under the EESA and ARRA in connection with our participation in the TARP Capital Purchase Program. We intend to take any appropriate steps to comply with the new clawback requirements once the final rules are issued by the SEC.

Components of Compensation

The key elements of the Company’s executive compensation program are:

•	Base salary

•	Short-term incentives (bonuses)

•	Long-term incentives compensation (options/restricted stock)

•	Retirement and insurance benefit plans

•	Certain defined perquisites

The Company tries to determine the proper mix of base, short-term and long-term incentive compensation. In our markets there are a number of national, regional and community banks. The competition for experienced executives in banking is strong. The Committee understands that being a public company that can offer equity incentives and a community banking philosophy puts the Company in a competitive position for strong management. The public market for the stock and its easily accessible value is a positive factor in aligning management’s interest with that of the shareholders and making them meaningful stakeholders.

Base Salary

Base salaries have been targeted at comparable levels for the peer group of companies and adjusted to recognize varying levels of responsibility, individual performance, individual banking region performance if appropriate and internal equity issues. The Committee reviews the base salaries of the executive officers annually. This base salary provides the foundation for a total compensation package that is required to attract, retain and motivate the officers. Generally, base salaries are not directly related to specific measures of performance, but are determined by experience, the scope and complexity of the position, current job responsibilities, and salaries of competing banks.

The Company historically has not used benchmarking. During 2010, the Committee engaged an independent compensation consultant, who performed an executive compensation review and assessment of 15 peer public bank holding companies that included benchmarking. In January 2011, the Committee approved base salary increases of 8% to 11% for each of our named executives for 2011. In January 2012, the Committee approved base salary increases of $25,000 each for our Chairman and our CEO and $20,000 each for our other named executive officers. The Committee considered the results of the consultant’s review and peer assessment in determining the base salary increases for 2011 and 2012 but did not target the salary increases to a particular benchmark based on the peer group. The salary increases to our Chairman and our CEO were approved by the independent members of the Board.

Short-term Incentives

An annual cash bonus plan is intended to reward individual performance for that year. The Compensation Committee evaluates a number of performance criteria for the Company or the bank and considers the overall profitability of the Company before determining the awards. Specifically, the Compensation Committee reviews the individual performance of the officer, and if he or she is in charge of a banking region, the performance of that region. In evaluating a regional bank president, the Committee reviews the goals for that banking region, including return on assets, growth in assets, asset quality, return on equity, gross margin, net income, operating income, net cash flow and regulatory examination results. In evaluating an executive officer of the parent, the Committee reviews the goals of the parent company including shareholder return, earnings per share, and the other criteria noted above. The final consideration is the overall profitability of the Company. The Committee then determines the amount of the awards. In each case, the Compensation Committee makes the determination at their discretion as to the issuance and amount of any award.

As previously described, the Company was prohibited from paying or accruing any cash bonus to our SEOs during the TARP Period. In accordance with these limitations, the Company did not provide cash bonuses to our SEOs for the first half of 2011. For the services rendered by the SEOs after the completion of the TARP Period, the Company awarded cash bonuses of 25% of the executive’s 2011 base salary, which represented half of the bonus amount for which each executive would have been eligible for a full year, to each SEO other than the Chairman. For the Chairman, the Committee awarded a stock bonus of 25% of his 2011 base salary payable in unrestricted shares of our common stock. In January 2012, the Company also awarded a one-time cash bonus to each of our named executive officers, other than our Chairman, of 15% of the executive’s 2011 base salary which was paid upon the completion of our subsidiary bank’s acquisition of certain assets and liabilities of Vision Bank in February 2012. Our Chairman was awarded a one-time stock bonus equal to 25% of his 2011 base salary upon completion of the Vision Bank acquisition.

Long-term Incentives

Consistent with the Company’s philosophy that favors compensation based upon performance, long-term incentives comprise a significant component of total compensation. In 2006, the Board of Directors adopted and the shareholders approved the 2006 Stock Option and Performance Incentive Plan (the “Plan”). The purpose of the Plan is to attract and retain highly qualified officers, directors, and key employees, and to encourage those employees to improve our business results. The Plan is administered by our Compensation Committee. Subject to the terms of the Plan, the Committee may select participants to receive awards, determine the types, terms and conditions of awards and interpret provisions of the Plan.

It is the policy of the Committee to award grants with an exercise price set at the fair market value on the date of the grant. The Company does not have a practice of timing option or restricted stock grants to coordinate with the release of material non-public information. The Committee evaluates opportunities under the Plan along with the annual setting of salaries and awarding bonuses. The Committee will also consider awards under the Plan if appropriate in recruiting a new employee.

The Committee uses one or more of the following business criteria, on a consolidated basis and/or with respect to specified banking regions (except with respect to the total shareholder return and earnings per share criteria), in establishing performance goals for awards intended to comply with Section 162(m) of the Internal Revenue Code granted to covered employees:

•	shareholder return;

•	return on assets;

•	growth in assets;

•	asset quality;

•	return on equity;

•	earnings per share;

•	net income; and

•	operating income.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the compensation that publicly held corporations may deduct in any one year with respect to each of its five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Annual cash incentive compensation and stock option awards are generally performance-based meeting those requirements and, as such, are deductible. We did not have any executive officer with deductible compensation of $1,000,000 during 2011, and the Compensation Committee has not adopted a policy with regard to this issue. However, the Board has recommended to the shareholders for approval at the Annual Meeting certain amendments to our 2006 Stock Option and Performance Incentive Plan which are intended to further the Company’s eligibility to deduct future performance-based compensation in accordance with Section 162(m).

As described above, financial institutions such as the Company that sold securities to the Treasury under the CPP are subject to Section 162(m)(5), enacted as part of the EESA, which limits the aggregate amount of compensation, including performance-based compensation, that may be deducted annually by an applicable institution for each of its five most highly compensated executive officers to $500,000 during any taxable year in which the Treasury holds or held an equity or debt position in the institution. As a result, we were subject to this $500,000 deduction limitation for the 2011 taxable year. See “– Regulatory Limitations on Executive Compensation – Capital Purchase Program.”

Historically, the Compensation Committee has granted both regular and performance-based nonqualified stock options. Awards granted on a regular (or fixed) basis carry a set vesting schedule based on a certain time period as determined by the Compensation Committee. Performance-based awards are payable in recognition of achievement of certain annual and/or cumulative performance goals of the Company or our bank subsidiary based on one or more of the criteria described above over a period of time longer than one year. Under the Amended and Restated 2006 Stock Option and Performance Incentive Plan included in this Proxy Statement, the Compensation Committee must certify in writing that all of the performance goals and other material terms of a performance-based award have been met before the named executive officer may receive payment for such award. The Compensation Committee may confer with the Audit Committee as necessary when confirming achievement of performance goals. The equity awards (both fixed and performance-based) typically have been based on a vesting period of three to five years.

As described above, the ARRA prohibited the Company from awarding incentive compensation, including stock options, to our senior executive officers during the TARP Period. However, the Company was allowed to issue long-term restricted stock provided that any such restricted stock did not fully vest during the period in which any obligation to the Treasury remained outstanding and the value of the award was not greater than one-third of the total amount of the employee’s annual compensation. Under the Plan, the Company may grant restricted stock based on the criteria described above. The restricted period for such shares may be subject to the satisfaction of Company or individual performance objectives but may not be less than one year. If the restricted shares are not subject to any such performance objectives, the restricted period may not be less than three years.

On February 2, 2011, the Committee granted restricted stock awards representing a total of 24,156 shares of our common stock with a fair market value on the date of grant of $21.30 per share to our senior executive officers and two additional employees of the Company. The awards were made pursuant to the requirements and transfer restrictions of the ARRA and the Treasury interim final rule described above, which restricted the recipient from transferring the restricted shares prior to the Company’s repayment of its TARP funds in July 2011. These restricted shares vest in three equal annual installments beginning on February 2, 2012. The restricted stock awards were based on individual performance during 2010 while further aligning the officer’s interests with the interests our shareholders and emphasizing long-term performance.

Retirement and Insurance Benefits

Post-Termination Benefits. We do not have any employment, salary continuation, or severance agreements currently in effect for any of our executive officers.

Chairman’s Retirement Plan. In 2007, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for our Chairman, John W. Allison. The Chairman’s Retirement Plan provides a supplemental retirement benefit to Mr. Allison of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later.

The benefits under the plan became 100% vested and commenced on Mr. Allison reaching age 65 in 2011. The vested benefits are payable over 10 years or Mr. Allison’s life, whichever is greater. If Mr. Allison dies during the 10 year guaranteed benefit period, his beneficiary will receive the remaining payments due during the guaranteed period. If he dies after the guaranteed benefit period, no further benefits will be paid. The annual benefit will be paid in monthly installments.

Supplemental Executive Retirement Plan. Prior to our acquisition of Community Bank, the bank purchased life insurance policies on its President and Chief Executive Officer, Tracy M. French. The policies offset benefit expenses associated with a supplemental annual retirement benefit that grows on a tax-deferred basis. A portion of the benefit is determined by an indexed formula. The balance of the benefit is determined by crediting interest on the accrued balances. The calculation for the benefit expense accrual is: insurance policy income minus opportunity cost plus interest. The opportunity cost is determined by the bank and is equal to the five year average of the one year Treasury Bill rate. The bank (now Centennial Bank) retains the opportunity cost. Prior to Mr. French’s retirement, any earnings in excess of the opportunity costs are accrued to a liability reserve account for his benefit. At retirement, this liability reserve account is amortized with interest and paid out over a period of 15 years. If Mr. French dies while there is a balance in his account, this balance will be paid in a lump sum to Mr. French’s beneficiaries.

The life insurance benefit for Mr. French is being provided by an endorsement split dollar life plan. Upon the death of the executive, the death benefit payable is equal to 70% of the net at risk life insurance portion (total benefit less cash value) of the policies insuring the life of Mr. French. The bank has all ownership rights in the death benefits and surrender values of the insurance policy on Mr. French. Its obligations under the retirement benefit portion of this policy are unfunded; however, the bank has purchased life insurance policies on Mr. French that are actuarially designed to offset the annual expenses associated with the benefit portion of the policy and will, given reasonable actuarial assumptions, offset all of the cost during Mr. French’s lifetime and provide a complete recovery of costs at death.

401(k) Plan. All our full- and part-time employees over the age of 21 are eligible to participate in our 401(k) Plan immediately. We contribute a matching contribution equal to 50% of the participants’ first 6% of deferred compensation contribution. In addition, we may make a discretionary contribution. No discretionary contributions were made during 2011.

Health and Insurance Benefits. Our full-time officers and employees are provided hospitalization and major medical insurance. We pay a substantial part of the premiums for these coverages. All insurance coverage under these plans is provided under group plans on generally the same basis to all of our full-time employees. Also, we provide other basic insurance coverage including dental, life, and long-term disability insurance.

In 2004, First State Bank (now Centennial Bank) adopted an endorsement split dollar life insurance plan which provides for the purchase of life insurance policies insuring the life of Mr. Allison. Both the bank and Mr. Allison have an interest in each of the policies, and therefore, this is classified as an endorsement split-dollar plan. Mr. Allison’s beneficiaries will be entitled to an amount equal to 50% of the net-at-risk insurance portion of the total proceeds. The net-at-risk portion is the total proceeds less the cash value of the policy. Mr. Allison recognizes the economic value of this death benefit each year on his individual income tax return. The beneficiaries of the policies are named by Mr. Allison and the bank will receive the remainder of the death benefit. The bank has all ownership rights in the death benefits and surrender values of the policies. The premium paid on June 4, 2004, for the policies was $4.8 million. Effective December 22, 2006, the death benefits payable under these policies split between the bank and Mr. Allison’s beneficiaries. If the death benefit were paid in 2012, approximately $8.3 million would be paid to the bank and approximately $2.2 million would be paid to Mr. Allison’s beneficiaries.

Perquisites

The Company provided certain perquisites to executive management in 2011. These perquisites included:

•	401(k) contributions

•	Country club dues

•	Gasoline for personal car

•	Car allowance

•	Use of company owned car

The Company does not own its own airplane, but does use an airplane owned by Mr. Allison’s company, Capital Buyers. An employee of the Company is a pilot and flies the airplane. Mr. Allison also uses the pilot for personal travel which may or may not occur during working hours. When the Company uses the plane, Capital Buyers charges the Company for out of pocket expenses only.

Compensation of the Chairman

Overview. On October 17, 2008, based on a recommendation by the Compensation Committee, the Board of Directors granted Mr. Allison, who was then our Chairman and Chief Executive Officer, an annual base salary of $275,000 beginning on November 1, 2008, and made him eligible for an annual discretionary cash bonus. Any cash bonus will be based upon the goals of the Company including shareholder return, earnings per share and other criteria. Mr. Allison had not previously received any salary from the Company for his services. The Committee based its decision to provide a salary to Mr. Allison on the Company’s performance under his leadership over the previous 10 years.

On July 17, 2009, the Board of Directors promoted C. Randall Sims to Chief Executive Officer, with Mr. Allison remaining as Chairman of the Board. In connection with this change, the Board determined that Mr. Allison should continue to receive an annual salary of $225,000 for his services to the Company and to be eligible for an annual discretionary cash bonus based on the previously described criteria, subject to the bonus limitations applicable during the TARP Period. This determination was based on Mr. Allison’s historical role as founder of the Company, his instrumental leadership in the Company’s achievements during his tenure as Chairman and Chief Executive Officer, and his continued active role in overseeing the management of the Company as Chairman.

Salary and Short-Term Incentive Compensation. During 2011, Mr. Allison received $250,000 as salary from the Company. In accordance with the bonus limitations imposed by the ARRA and the Treasury interim final rule, Mr. Allison did not receive a cash bonus for the first half of 2011. On January 27, 2012, the Compensation Committee awarded Mr. Allison a discretionary stock bonus of 25% of his base salary for his services during the period of 2011 after the Company repurchased its senior preferred shares from the Treasury. The bonus consisted of immediately vested unrestricted shares of common stock issued under the Plan. This award was based on the Company’s earnings during the third and fourth quarters of 2011. In addition, for 2012, the Committee awarded Mr. Allison a one-time discretionary bonus of 25% of his 2011 base salary for the successful completion of the acquisition by our bank subsidiary of Vision Bank, payable in immediately vested unrestricted shares of common stock upon the closing of the acquisition on February 16, 2012. On January 27, 2012, the Compensation Committee also approved an increase in Mr. Allison’s salary for 2012 to $275,000.

Long-Term Incentive Compensation. Mr. Allison has in the past received awards of both fixed and performance-based stock options as well as awards of restricted stock under the Plan. In accordance with applicable limitations during the Company’s TARP Period, no stock options were awarded during 2011. However, on February 2, 2011, Mr. Allison was granted 3,644 restricted shares of our common stock with a fair market value on the date of grant of $21.30 per share. These restricted shares vest in three equal annual installments beginning on February 2, 2012. As of February 2, 2012, 1,215 of these shares have vested. No additional long-term incentive awards were granted to Mr. Allison during 2011.

In April 2007, our Board of Directors, based on a recommendation by the Compensation Committee, approved a Chairman’s Retirement Plan for Mr. Allison, which provides him a supplemental retirement benefit of $250,000 per year for 10 consecutive years or until Mr. Allison’s death, whichever occurs later. The benefits under the plan became 100% vested and benefit payments began upon Mr. Allison reaching age of 65 in 2011. The vested benefits will be paid in monthly installments. If Mr. Allison dies during the 10 year guaranteed benefit period, his beneficiary will receive any remaining payments due. If he dies after the guaranteed benefit period, no further benefits will be paid. During 2011, Mr. Allison received payments totaling $125,000 under the plan. See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” for more information on the Chairman’s Retirement Plan.

Director Fees. Mr. Allison receives an additional fee for his service as Chairman of the Board of Directors of the Company. The fee for his service as Chairman of the Board is set by the Board of Directors. In addition, Mr. Allison is Chairman of the board of directors of the Company’s subsidiary bank and serves on each regional board of directors of the bank. He receives a fee for his service on the board of directors and each regional board of the bank. The fees for his service on each board are set by the respective boards of the bank. Mr. Allison earned a total of $49,114 in fees for his service on the Board of Directors of the Company and the board of directors and regional boards of the bank during 2011.

Compensation of the Chief Executive Officer

Overview. In connection with C. Randall Sims’ promotion to Chief Executive Officer on July 17, 2009, the Board of Directors granted Mr. Sims an increase in his annual salary to $275,000 for his services as Chief Executive Officer. This increase was to make his salary consistent with the salary of his predecessor as Chief Executive Officer at the time of Mr. Sims’ promotion. Additional increases in salary were made during 2010 and 2011 consistent with salary increases to other executive officers of the Company.

Salary and Short-Term Incentive Compensation. During 2011, Mr. Sims received $310,000 as salary from the Company. Mr. Sims continues to be eligible for an annual discretionary cash bonus based on the previously described criteria. In accordance with the bonus limitations imposed by the ARRA and the Treasury interim final rule, Mr. Sims did not receive a cash bonus for the first half of 2011. On January 27, 2012, the Compensation

Committee awarded Mr. Sims a discretionary cash bonus of 25% of his base salary for his services during the period of 2011 after the Company repurchased its senior preferred shares from the Treasury. This award was based on the Company’s earnings during the third and fourth quarters of 2011. In addition, for 2012, the Committee awarded Mr. Sims a one-time discretionary cash bonus of 15% of his 2011 base salary for the successful completion of the acquisition by our bank subsidiary of Vision Bank, which was paid upon the closing of the acquisition on February 16, 2012. On January 27, 2012, the Compensation Committee also approved an increase in Mr. Sims’ salary for 2012 to $335,000.

Long-Term Incentive Compensation. Mr. Sims has in the past received awards of both fixed and performance-based stock options as well as awards of restricted stock under the Plan. In accordance with applicable limitations during the Company’s TARP Period, no stock options were awarded during 2011. However, on February 2, 2011, Mr. Sims was granted 4,519 restricted shares of our common stock with a fair market value on the date of grant of $21.30 per share. These restricted shares vest in three equal annual installments beginning on February 2, 2012. As of February 2, 2012, 1,506 of these shares have vested. No additional long-term incentive awards were granted to Mr. Sims during 2011.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

In accordance with its written charter, which was re-adopted in its current form by the Board of Directors on January 20, 2012, the Compensation Committee evaluates and approves the plans and policies related to the compensation of the Company’s executive officers and directors. A copy of the Compensation Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

The Committee met two times in 2011 to discuss, among other items, the salaries, bonuses and other compensation of the senior executive officers and other key employees of the Company, including the Chief Executive Officer. The Committee did not act by unanimous written consent at any time in 2011.

In determining the compensation of the executive officers for 2012, the Committee, among other things, considered the peer compensation assessment performed by the Company’s independent compensation consultant during 2010, evaluated the performance of the Chief Executive Officer and the other executive officers in light of corporate goals and objectives and reviewed the Chairman’s compensation recommendations. The Committee also set the bonuses to our named executive officers for 2011 for their services rendered after the completion of the TARP Period pursuant to the limitations imposed by the ARRA and the Treasury interim final rule.

The Compensation Committee reviewed and discussed with management the information provided in the preceding Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the calendar year ended December 31, 2011, for filing with the SEC.

Home BancShares, Inc.

Compensation Committee Members

Dale A. Bruns, Chairman

Milburn Adams

Richard H. Ashley

Richard A. Buckheim

Jack E. Engelkes

EXECUTIVE COMPENSATION

The following table sets forth various elements of compensation awarded to or paid by us for services rendered in all capacities by our CEO, our CFO and our three other most highly-compensated executive officers, our “named executive officers,” during the fiscal year ended December 31, 2011.

Summary Compensation Table

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation		Total
C. Randall Sims, Chief Executive Officer	2011 2010 2009	$310,000 279,125 238,750	$77,500 — 43,750	$96,255 75,030 —	— — —	— — —	— — —	$383,070 551,634 85,561	(1)	$866,825 905,789 368,061

Randy E. Mayor, Chief Financial Officer and Treasurer	2011 2010 2009	225,000 203,000 200,000	56,250 — 41,657	70,034 25,010 —	— — —	— — —	— — —	277,959 277,137 10,863	(2)	629,243 505,147 252,520

John W. Allison, Chairman	2011 2010 2009	250,000 228,375 252,885	62,475 — 57,292	77,617 100,040 —	— — —	— — —	$372,461 565,706 560,838	302,900 135,336 157,125	(3)	1,065,453 1,029,457 1,028,140

Robert F. Birch, Jr., Regional President of Centennial Bank	2011 2010 2009	230,000 213,150 210,000	57,500 — 43,750	73,528 50,020 —	— — —	— — —	— — —	197,120 169,119 10,245	(4)	558,148 432,289 263,995

Tracy M. French, Regional President of Centennial Bank	2011 2010 2009	230,000 213,150 210,000	57,500 — 43,750	106,564 50,020 —	— — —	— — —	21,984 18,012 11,491	145,529 10,716 9,829	(5)	561,577 291,898 275,070

(1)	Includes gasoline for personal car, $172; personal use of Company car, $2,233; country club dues, $6,107; 401(k) contribution, $7,046; executive gifts, $489; income realized from restricted stock dividends, $1,557; and income realized from the exercise of stock options, $365,466. The incremental cost of the car was determined by multiplying the percentage of personal miles times the annual lease value of the car.
(2)	Includes country club dues, $2,570; 401(k) contribution, $6,856; executive gifts, $489; income realized from restricted stock dividends, $900; and income realized from the exercise of stock options, $267,144.
(3)	Mr. Allison used a pilot employed by the Company for personal trips in an airplane owned by Capital Buyers, a company owned by Mr. Allison. The incremental cost of those services was determined to be $9,000, using $500 per trip, current rate for a commercial pilot, times 18 trips of personal travel. Other Compensation also includes Company Board of Directors fees, $22,000; subsidiary bank director and advisory board fees, $23,400; committee fees, $3,714; auto allowance, $18,000; gasoline for personal car, $1,544; country club dues, $6,145; Company-owned life insurance ownership, $6,733; income realized from the vesting of the supplemental retirement plan in June 2011, $125,000; 401(k) contribution, $8,050; income realized from restricted stock dividends, $1,566; income realized from the exercise of stock options, $72,666; and executive gifts, $5,082.
(4)	Includes excess payment for auto expense reimbursement, $3,140; 401(k) contribution, $7,204; country club dues, $3,541; income realized from restricted stock dividends, $1,132; income realized from the exercise of stock options, $181,614; and executive gifts, $489.
(5)	Includes gasoline for personal car, $210; personal use of Company car, $3,075; 401(k) contribution, $7,190; income realized from restricted stock dividends, $1,464; income realized from the exercise of stock options, $133,101; and executive gifts, $489. The personal use of the car was determined the same as disclosed in Note 3 above.

Employment Agreements

We currently do not have any employment, salary continuation or severance agreements in effect with any of our executive officers.

Stock Awards and Stock Option Grants

The number of shares authorized for issuance under the Home BancShares 2006 Stock Option and Performance Incentive Plan, as amended by the Company’s shareholders in 2007 and adjusted for the 8% and 10% common stock dividends paid to the Company’s shareholders in August 2008 and June 2010, respectively, is 1,782,000. In 2011, there were no options granted pursuant to the Plan, and options to purchase 90,940 shares were exercised. Options to purchase 556,233 shares remained outstanding under the Plan as of February 15, 2012, and options to purchase 460,008 shares of common stock remained available for future grant under the Plan. The Company granted restricted stock awards representing, on a stock dividend adjusted basis, a total of 32,156 shares of our common stock during 2011. See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” for more information on the 2006 Stock Option and Performance Incentive Plan and the restricted stock awards granted during 2011.

The following table contains information about awards granted pursuant to the Plan to each of our named executive officers during the fiscal year ended December 31, 2011:

Grants of Plan-Based Awards Table

Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: number of shares of stock or units	All other option awards: number of securities under- lying options	Exercise or base price of option awards (per share)	Grant date fair value of stock and option awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
C. Randall Sims	2/2/11	—	—	—	—	—	—	4,519	—	—	$96,255
Randy E. Mayor	2/2/11	—	—	—	—	—	—	3,288	—	—	70,034
John W. Allison	2/2/11	—	—	—	—	—	—	3,644	—	—	77,617
Robert F. Birch, Jr.	2/2/11	—	—	—	—	—	—	3,452	—	—	73,528
Tracy M. French	2/2/11	—	—	—	—	—	—	5,003	—	—	106,564

The Company does not currently have a policy regarding repricing of stock options.

The following table contains information, on a stock dividend adjusted basis, about unexercised stock options previously granted to each of our named executive officers that are outstanding as of December 31, 2011:

[Table follows on next page.]

Outstanding Equity Awards at Fiscal Year-End Table No. 1

Name	Option Awards
	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date
C. Randall Sims	9,159	—	—	$6.17	12/31/2013
	35,582	—	—	11.09	3/13/2016
Randy E. Mayor	14,580	—	—	6.17	12/31/2012
	14,579	—	—	6.17	12/31/2013
	26,687	—	—	11.09	3/13/2016
John W. Allison	1,425	—	—	6.17	12/31/2013
	1,425	—	—	6.17	12/31/2014
	356	—	—	7.01	12/31/2013
	356	—	—	7.01	12/31/2014
	356	—	—	7.01	12/31/2015
	356	—	—	7.85	12/31/2013
	356	—	—	7.85	12/31/2014
	356	—	—	7.85	12/31/2015
	356	—	—	7.85	12/31/2016
	356	—	—	8.42	12/31/2013
	356	—	—	8.42	12/31/2014
	356	—	—	8.42	12/31/2015
	356	—	—	8.42	12/31/2016
	356	—	—	8.42	12/31/2017
	356	—	—	9.83	12/31/2014
	356	—	—	9.83	12/31/2015
	356	—	—	9.83	12/31/2016
	356	—	—	9.83	12/31/2017
	356	—	—	9.83	12/31/2018
	356	—	—	10.66	12/31/2015
	356	—	—	10.66	12/31/2016
	356	—	—	10.66	12/31/2017
	356	—	—	10.66	12/31/2018
	356	—	—	10.66	12/31/2019
	89,100	—	—	10.66	7/27/2015
	44,478	—	—	11.09	3/13/2016
	1,439	—	—	9.55	12/31/2013
	1,439	—	—	9.55	12/31/2014
	4,318	—	—	9.55	1/1/2015
	288	—	—	9.55	12/31/2014
	1,151		—	9.55	1/1/2015
	1,439	—	—	9.55	1/1/2015
	23,760	—	—	20.33	1/18/2017

Name	Option Awards
	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date
John W. Allison (cont’d.)	1,425	950	(1)	—	17.21	1/9/2018
	10,692	7,128	(2)	—	17.07	1/17/2018
Robert F. Birch, Jr.	14,825	—		—	11.09	3/13/2016
	12,096	—		—	8.68	11/30/2012
	12,095	—		—	8.68	11/30/2013
	12,095	—		—	8.68	11/30/2014
Tracy M. French	20,000	—		—	11.09	3/13/2016

(1)	One-half of the unexercisable shares vested on January 10, 2012. The remaining unexercisable shares will vest on January 10, 2013.
(2)	One-half of the unexercisable shares vested on January 18, 2012. The remaining unexercisable shares will vest on January 18, 2013.

The following table contains information about the restricted stock awards previously granted to each of our named executive officers that are outstanding as of December 31, 2011:

Outstanding Equity Awards at Fiscal Year-End Table No. 2

Name	Stock Awards
	Number of shares or units of stock that have not vested		Market value of shares or units of stock that have not vested(3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
C. Randall Sims	4,519 2,200	(1) (2)	$117,087 57,002	—	—
Randy E. Mayor	3,288 733	(1) (2)	85,192 18,992	—	—
John W. Allison	3,644 2,933	(1) (2)	94,416 75,994	—	—
Robert F. Birch, Jr.	3,452 1,467	(1) (2)	89,441 38,010	—	—
Tracy M. French	5,003 1,467	(1) (2)	129,628 38,010	—	—

(1)	One-third of these shares vested on February 2, 2012. The remaining two-thirds of the unvested shares will vest on each of February 2, 2013 and 2014. However, the shares may be transferred by the grantee only in accordance with the previously described limitations. See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-term Incentives.”

(2)	One-half of the December 31, 2011 unvested shares vested on January 22, 2012. The remaining one-half of the unvested shares will vest on January 22, 2013. However, the shares may be transferred by the grantee only in accordance with the previously described limitations. See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation – Long-term Incentives.”
(3)	The market value applied to the unvested shares of the named executive officer’s restricted common stock was $25.91 per share based upon the last trade price as reported on the NASDAQ Global Select Market on December 30, 2011.

Option Exercises and Stock Awards Vested in 2011

The following table contains information about stock options exercised by each of our named executive officers during 2011. Our named executive officers did not acquire any common shares on vesting of stock awards during 2011.

Option Exercises and Stock Awards Vested Table

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
C. Randall Sims	20,000	$365,466	1,100	$22,946
Randy E. Mayor	14,580	267,144	367	7,656
John W. Allison	4,079	72,666	1,467	30,601
Robert F. Birch, Jr.	12,096	181,614	733	15,290
Tracy M. French	9,652	133,101	733	15,290

Pension and Other Benefits

The following table contains information about the actuarial present value of the accumulated benefit to each of our named executive officers under each plan in which the named executive officer participates that provides for the payment of specified retirement benefits or benefits that will be paid primarily following retirement:

Pension and Other Benefits Table

Name	Plan Name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
C. Randall Sims	N/A	—	—	—
Randy E. Mayor	N/A	—	—	—
John W. Allison	Chairman’s Retirement Plan	(1)	$2,296,948	—
Robert F. Birch, Jr.	N/A	—	—	—
Tracy M. French	Supplemental Executive Retirement Plan	(1)	137,309	—

(1)	The benefits under the Chairman’s Retirement Plan and the Supplemental Executive Retirement Plan are not dependent on credited years of service. The benefits under the Chairman’s Retirement Plan became fully vested in 2011 when Mr. Allison reached age 65. Mr. French is fully vested in the balance accrued to the liability reserve account for his benefit in connection with the Supplemental Executive Retirement Plan.

See “COMPENSATION DISCUSSION AND ANALYSIS – Components of Compensation” and “COMPENSATION DISCUSSION AND ANALYSIS – Compensation of the Chairman” for more information regarding the Supplemental Executive Retirement Plan and the Chairman’s Retirement Plan.

Nonqualified Deferred Compensation

We do not currently have in effect any defined contribution or other plan that provides for the deferral of compensation to any of our executive officers on a basis that is not tax-qualified.

Payments Upon Termination or Change-In-Control

We do not currently have in effect any compensatory plan or other arrangement that provides for payments or the provision of benefits to any of our executive officers upon their termination of employment with the Company or upon a change in control of the Company or a change in the officer’s responsibilities.

Compensation Risk Assessment

The Compensation Committee and management conducted an assessment of the risks associated with our compensation policies and practices during 2011, including our compensation arrangements for both executives and non-executive employees. That assessment included a review of policies and procedures relating to the components of our compensation program, a review of incentive-based equity and cash compensation features, identification of any compensation design features that could potentially encourage excessive or imprudent risk taking, and consideration of the presence or absence of controls, oversight or other factors that mitigate potential risk.

During the review, the Committee and management concluded that several factors and controls relating to our compensation policies and practices mitigate against the potential for risks that could materially and adversely affect the Company. These factors and controls include:

•	the Company’s lack of involvement in activities regarded as having significant inherent risk, such as mortgage-backed securities and proprietary trading;

•	management’s review of compensation arrangements of employees of the Company or our bank subsidiary having compliance, risk, credit quality, quality assurance and finance roles;

•	oversight of incentive compensation by the Compensation Committee, which is made up of independent directors;

•	effective internal controls over financial reporting for the Company;

•	appropriate segregation of duties; and

•	restrictions on awards that align the interests of the employee with the interests of the shareholders.

Based upon this assessment, we do not believe that our employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

PROPOSAL TWO – ADVISORY (NON-BINDING) VOTE

APPROVING EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with SEC rules. This vote is commonly known as a “say-on-pay” vote. Accordingly, the Company presents the resolution set forth below for approval by the shareholders as required by the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934.

We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. The Compensation Committee, which is comprised entirely of independent directors, oversees our executive compensation program and monitors our policies to ensure they continue to emphasize programs that reward executives for results that are consistent with shareholder interests.

We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure which follows it, including the footnotes and narratives which accompany each table, as they describe our compensation policies and procedures and the components and amounts comprising the compensation paid to our named executive officers.

The following resolution gives you as a shareholder the opportunity to endorse or not endorse the compensation we pay to our named executive officers by voting to approve or not approve such compensation as described in this Proxy Statement:

“RESOLVED, that the shareholders of Home BancShares, Inc. (the “Company”) approve the compensation of the Company’s executives named in the Summary Compensation Table of the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Executive Compensation tables and the related disclosure contained in the Proxy Statement.”

Because your vote is advisory, it will not be binding upon the Board of Directors and may not be construed as overruling any decision by the Board. However, the Compensation Committee may, in its sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

Our Board of Directors and our Compensation Committee believe that our commitment to responsible compensation practices as described in this Proxy Statement justifies a vote by shareholders FOR the resolution approving the compensation of our executives as disclosed in this Proxy Statement.

The Board of Directors Recommends that Shareholders Vote

FOR

the Advisory (Non-binding) Resolution Approving

the Company’s Executive Compensation

PROPOSAL THREE – FREQUENCY OF ADVISORY VOTE

ON EXECUTIVE COMPENSATION

In addition to the non-binding advisory vote on executive compensation, the Dodd-Frank Act also enables our shareholders to express their preference for having a “say on pay” vote every one, two or three years. This non-binding vote, which is commonly known as a “say-on-frequency” vote, is required at least once every six years beginning with our 2012 Annual Meeting.

The Board has determined that an annual advisory vote on executive compensation will permit our shareholders to continue to provide direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the Proxy Statement each year, which is consistent with our recent practice of providing an annual “say-on-pay” vote while we were a participant in the Treasury’s TARP Capital Purchase Program. Therefore, it is the Company’s belief, and the Board’s recommendation, that this vote should occur every year.

Each shareholder’s vote, however, is not to approve or disapprove the Board’s recommendation. When voting on this Proposal Three, each shareholder has four choices – vote on executive compensation every year, every two years, every three years, or abstain from voting. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be considered the frequency recommended by the shareholders for future advisory votes on executive compensation.

The Compensation Committee and the Board will consider the outcome of the vote when determining the frequency of future shareholder advisory votes on executive compensation. However, because the vote on Proposal Three is advisory and not binding upon the Board or the Company, the Board may decide that it is in the best interests of the shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. A scheduling vote similar to this Proposal Three must occur at least once every six years.

The Board of Directors Recommends that Shareholders Vote

to Hold an Advisory Vote on the Company’s Executive Compensation

EVERY YEAR

PROPOSAL FOUR – APPROVAL OF THE COMPANY’S AMENDED AND

RESTATED 2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

The 2006 Stock Option and Performance Incentive Plan (the “Plan”) was adopted by our Board of Directors in March 2006 and approved by our stockholders in June 2006. The number of shares of common stock originally authorized for issuance under the Plan was 1,200,000. In February 2007, our Board of Directors adopted and, in May 2007, our shareholders approved an amendment to the Plan to increase the number of shares reserved for issuance under the Plan by 300,000 shares. As adjusted for the 8% and 10% common stock dividends paid to the Company’s shareholders in August 2008 and June 2010, respectively, there are currently 1,782,000 shares of common stock authorized for issuance under the Plan. As of the record date, 460,008 of these shares remain available for issuance under the Plan.

On February 27, 2012, our Board of Directors adopted, subject to shareholder approval, the Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “Amended and Restated Plan”). The purposes of the amendment and restatement of the Plan are to increase the number of shares reserved for issuance under the Plan by 540,000 shares and to enable the Company to further its eligibility to deduct for federal income tax purposes certain performance-based equity awards that may be granted to our named executive officers in accordance with Section 162(m) of the Internal Revenue Code, as amended (the “Code”). This proposal seeks shareholder approval of the Amended and Restated Plan, including the material terms of the performance goals under which compensation may be paid that is intended to meet the performance-based compensation exception under Section 162(m) of the Code. The Amended and Restated Plan will be effective as of February 27, 2012, subject to shareholder approval of this proposal at the Annual Meeting.

In addition to increasing the shares available for issuance under the Plan, the amendment and restatement of the Plan relates primarily to specific language and requirements to be followed by our Compensation Committee when the Committee intends to issue “qualified performance-based compensation” awards to our named executive officers. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, long-term incentive awards issued under the Plan represent an important element of our executive compensation and encourage the alignment of senior management’s goals with those of our shareholders, with the ultimate goal of increasing overall shareholder value. The Compensation Committee has in the past issued performance-based options tied to annual and/or multi-year cumulative performance goals of the Company or our bank subsidiary. Under the Amended and Restated Plan, performance goals selected must be established in writing by the Committee and may be based on one or more performance criteria outlined below. The performance goal for the named executive must also be based on an objective formula or standard. Prior to any vesting of “qualified performance-based compensation” awards, the Committee must certify in writing that all of the required performance goals and other material terms of the arrangement have been met. In addition, material terms of the performance goals outlined within the Amended and Restated Plan must be disclosed to and reapproved by the shareholders every five years.

2006 Stock Option and Performance Incentive Plan

The following summary of the material provisions of the Amended and Restated Plan, as proposed to be approved by the shareholders, is qualified in its entirety by reference to the complete text of the Amended and Restated Plan, which is attached as Appendix A to this Proxy Statement and incorporated by reference into this proposal. As used in the following summary, the term “Plan” means the Amended and Restated Plan.

In 2006, our board of directors adopted and our shareholders approved the Home BancShares 2006 Stock Option and Performance Incentive Plan. The purpose of the Plan is to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate those persons to improve our business results.

The Plan amends and restates various prior plans that were adopted either by us or companies that we acquired. Awards made under any of the prior plans are subject to the terms and conditions of the Plan, which is designed not to impair the rights of award holders under the prior plans. The Plan goes beyond the prior plans by including additional types of awards (such as unrestricted stock, performance shares, and performance and annual incentive awards) in addition to the stock options (incentive and non-qualified), stock appreciation rights, and restricted stock that could have been awarded under one or more of the prior plans.

Administration. The Plan is administered by our Compensation Committee. Subject to the terms of the Plan, the Compensation Committee may select participants to receive awards; determine the types of awards, terms, and conditions of awards; and interpret provisions of the Plan.

Source of Shares. The common stock issued or to be issued under the Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock counted against the aggregate number of shares available under the Plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards.

If the option price, a withholding obligation or any other payment is satisfied by tendering shares or by withholding shares, only the number of shares issued net of the shares tendered or withheld will be deemed delivered for the purpose of determining the maximum number of shares available for delivery under the Plan.

Limitation of the Plan. Benefits granted to any plan participant in any one year may not exceed 10% of the total shares of common stock authorized for issuance under the Plan (i.e., 10% of 2,322,000 shares).

Eligibility. Awards may be made under the Plan to all employees, officers, directors, consultants and other key persons. In determining to whom awards will be granted, the committee will take into account the nature of the services, potential contributions, and other relevant factors.

Performance-Based Criteria. Section 162(m) of the Code limits publicly held companies to an annual deduction for federal income tax purposes of $1.0 million for compensation paid to their chief executive officer and the next three highest compensated executive officers (other than the chief financial officer) determined at the end of each year (referred to as “covered employees”). However, performance-based compensation is excluded from this limitation. The Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m).

Any awards that the Compensation Committee intends to qualify for the Section 162(m) performance-based compensation deduction exclusion must be based on pre-established, objective performance goals. These goals must be established by the Compensation Committee in writing no later than 90 days after the beginning of the service period to which the award relates and while the outcome is substantially uncertain (i.e., before 25% of the performance period has elapsed). Performance goals must be based on an objective formula or standard. The Compensation Committee may use one or more of the following business criteria in establishing performance goals for awards intended to comply with Section 162(m) of the Code granted to covered employees:

•	price of the Company’s common stock or the stock of any affiliate;

•	shareholder return;

•	return on assets;

•	growth in assets;

•	return on equity;

•	return on investment;

•	return on capital;

•	economic profit;

•	economic value added;

•	net income;

•	operating income;

•	gross margin;

•	sales;

•	free cash flow; and

•	earnings per share.

Before the recipient may receive any payment, the Compensation Committee must certify in writing that all of the performance goals have been met. In addition, the material terms of the performance goals must be disclosed to and reapproved by the Company’s shareholders every five years.

Options. The Plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Code (qualified stock options) and stock options that do not qualify as incentive stock options (non-qualified stock options). The exercise price of each stock option may not be less than 100% of the fair market value of our common stock on the date of grant. If we were to grant qualified stock options to any 10% shareholder, the exercise price may not be less than 110% of the fair market value of our common stock on the date of grant. We may grant options in substitution for options held by employees of companies that we may acquire. The fair market value of our common stock on March 1, 2012, based upon the closing price as reported on the NASDAQ Stock Market on that date, was $25.06.

The term of each stock option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the Compensation Committee. In general, an optionee may pay the exercise price of an option by cash or cash equivalent, or, if permitted by the committee, by tendering shares of our common stock (which if acquired from us have been held by the optionee for at least six months).

Stock options granted under the Plan may not be sold, transferred, pledged, or assigned other than by will or under applicable laws of descent and distribution or pursuant to a domestic relations order.

Restricted Shares. The Plan permits the granting of shares of our common stock which are subject to certain restrictions as determined by the Compensation Committee. Restricted shares may be granted in the form of performance-based or fixed awards. The restricted period during which restricted shares are subject to forfeiture must be at least one year for performance-based awards and at least three years for all other restricted stock awards.

Other Awards. The Compensation Committee may also award under the Plan:

•

unrestricted shares of common stock, which are shares of our common stock issued at no cost or for a purchase price determined by the Compensation Committee and which are free from any restrictions under the Plan;

•	tax offset payments, which are common stock or cash used to pay income taxes incurred as a result of participation in the Plan;

•

stock appreciation rights, tandem or non-tandem, which are a right to receive a number of shares or, in the discretion of the committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the Compensation Committee; and

•

performance shares and performance units, ultimately payable in our common stock or cash, as determined by the Compensation Committee, and which are subject to achievement of specified goals tied to business criteria (described above).

Forfeiture; Recoupment. The Compensation Committee may cause a forfeiture of any realized gains by a an award recipient who breaches any agreement with or obligation to the Company or who violates any Company policy or procedure. Awards may be annulled for any employee who is terminated for cause. All awards are subject to mandatory repayment if the participant becomes subject to any clawback or recoupment under Company policy or applicable law.

Adjustments for Stock Dividends and Similar Events. The Compensation Committee makes appropriate adjustments in outstanding awards and the number of shares available for issuance under the Plan, including the individual limitations on awards, to reflect common stock dividends, stock splits, spin-offs and other similar events.

Amendment or Termination of the Plan. While our Board of Directors may suspend, terminate or amend the Plan at any time, no amendment may adversely impair the rights of grantees with respect to outstanding awards. In addition, an amendment will be contingent on approval of our shareholders to the extent required by law. Unless terminated earlier, the Plan will automatically terminate on February 27, 2022.

Federal Income Tax Consequences of Options and Stock Awards Under the Plan

THE FOLLOWING IS A GENERAL SUMMARY OF THE TYPICAL FEDERAL INCOME TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS, STOCK APPRECIATION RIGHTS OR AWARDS OF RESTRICTED STOCK UNDER THE PLAN. IT DOES NOT DESCRIBE APPLICABLE FOREIGN, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF THE ISSUANCE AND EXERCISE OF OPTIONS OR OF THE GRANT OF RESTRICTED STOCK. THIS SUMMARY IS BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE, APPLICABLE TREASURY REGULATIONS, ADMINISTRATIVE RULINGS AND JUDICIAL DECISIONS, ALL AS IN EFFECT AS OF THE DATE OF THIS PROXY STATEMENT. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS, WHICH CHANGES COULD APPLY RETROACTIVELY, WILL NOT AFFECT THE ACCURACY OF THIS SUMMARY.

Stock Awards. A recipient of a stock award has taxable income in the amount equal to the excess of the fair market value of the stock on the date it “vests” over any consideration paid for the common stock (the “spread”). Stock vests either (i) when it is no longer subject to a “substantial risk of forfeiture” (such as a requirement that the recipient retransfer shares at cost or some other material discount from fair market value upon cessation of employment), (ii) when it is freely transferable, or (iii) at the time of issuance if the recipient makes an election under Section 83(b) of the Internal Revenue Code within 30 days of the issuance. The taxable income constitutes wages subject to income and employment tax withholding, and the Company receives a corresponding income tax deduction. The recipient will have a basis in his or her shares equal to the value of the shares on the date they vest, and the holding period for the shares will date from vesting. In general, a sale of the shares will produce capital gain or loss which will be long term or short term depending on the period of time included in the recipient’s holding period, except that a recipient who makes a Section 83(b) election will not be entitled to any loss should the shares subsequently be forfeited back to the Company.

Options. The grant of an option has no federal income tax effect on the optionee. Upon exercise of the option, unless the option was qualified as an incentive stock option as discussed below, the optionee is treated in the same manner as a recipient of a stock award. Special federal income tax rules apply if our common stock is used to pay all or part of the option exercise price whether or not the options qualify as incentive stock options.

Incentive Stock Options. Like other options, the recipient of an “incentive stock option” does not recognize any income on the grant of the option. Unlike other transferees of shares, however, the optionee does not recognize income for “regular” tax purposes at the time the option is exercised. If the optionee does not dispose of the incentive stock option shares until at least one year after the date the incentive stock option was exercised and two years after the date the incentive stock option was granted, the only gain or loss the optionee will recognize for regular tax purposes will be the long-term capital gain or loss on the sale of the shares. However, any shares sold or otherwise disposed of before both of the holding period requirements have been met (a “disqualifying disposition”), will result in the gain being treated as ordinary income in an amount up to the excess of the fair market value of the stock subject to an option over the exercise price of such option (the “option spread”). Any additional gain will be treated as capital gain or loss and as long-term or short-term depending on the holding period for the stock.

In addition to the regular tax consequences discussed above, the exercise of an incentive stock option can have material alternative minimum tax consequences. In general, the transfer of the shares pursuant to the incentive stock option will create alternative minimum taxable income in the same way that the exercise of other options would create regular taxable income. As a result, the exercise of an incentive stock option can result in substantial alternative minimum tax. The Company is not entitled to a federal income tax deduction in connection with incentive stock options, except to the extent that the optionee has taxable ordinary income on a disqualifying disposition.

Stock Appreciation Rights. Upon the grant of a stock appreciation right, the recipient will not recognize ordinary income. However, upon the exercise of a stock appreciation right, the recipient will, in general, recognize ordinary income in an amount equal to the amount of cash (or the value of the shares) distributed to the recipient. Such income will be treated as wages subject to income and employment tax withholding. The Company will have a deduction equal to the income to the recipient.

Limitation on Deduction of Certain Compensation. A publicly held corporation may not deduct compensation of over a certain amount that is paid in any year to one of its executive officers unless the compensation constitutes “qualified performance-based” compensation under the Internal Revenue Code. We will generally attempt to ensure that any awards under the Plan will qualify for deduction, but may not do so in every instance.

Plan Benefits

Awards under the Plan are granted at the discretion of the Compensation Committee or the Administrator, and accordingly, the amount of any such awards that may be granted to any individual is not yet determinable. Benefits under the Plan depend on a number of factors, including the fair market value of our common stock on future dates, our actual performance against performance goals established with respect to performance awards and decisions made by the participants, and accordingly, are also not yet determinable.

Required Vote

The approval of the Amended and Restated Plan, including the material terms of the performance goals under such plan, requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present. We urge you to read the text of the Amended and Restated Plan which is attached to this Proxy Statement as Appendix A and incorporated by reference into this proposal. We believe the modifications to the Plan will result in additional benefit to the Company while continuing our practice of compensating our executives through programs that emphasize performance. Accordingly, we ask our shareholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Home BancShares, Inc. approve the Amended and Restated 2006 Stock Option and Performance Incentive Plan, including the material terms of the performance goals under such plan.

The Board of Directors Recommends that Shareholders Vote

FOR

the Approval of the Company’s Amended and Restated

2006 Stock Option and Performance Incentive Plan

PROPOSAL FIVE – RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our consolidated financial statements as of and for the fiscal year ended December 31, 2011, were audited by BKD, LLP, an independent registered public accounting firm. In 2011, the Audit Committee of the Board of Directors and our shareholders approved the engagement of BKD, LLP to be our independent registered accounting firm for fiscal year 2011. The Audit Committee intends to approve the re-engagement of BKD, LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2012, subject to the ratification of the appointment by our shareholders at the Annual Meeting and our formal acceptance of an engagement letter from BKD, LLP after the Annual Meeting.

Shareholders’ ratification of the selection of BKD, LLP to be our independent registered public accounting firm for fiscal year 2012 is not required by our Bylaws or otherwise. However, the Board is submitting the selection of the independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection of BKD, LLP, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may, at its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such change is in the best interests of the Company and our shareholders.

Representatives of BKD, LLP are expected to attend the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board of Directors Recommends that Shareholders Vote

FOR

the Ratification of the Appointment of BKD, LLP

as the Company’s Independent Registered Public Accounting Firm

for the 2012 Calendar Year

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

In accordance with its written charter, which was re-approved in its current form by the Board of Directors on January 20, 2012, the Audit Committee assists the Board in, among other things, oversight of our accounting and financial reporting processes, our compliance with legal regulatory requirements, the qualifications and independence of the independent auditors and the performance of the internal and independent auditors. A copy of the Audit Committee charter is published on the Company’s website at www.homebancshares.com under the caption “Investor Relations”/“Corporate Profile”/“Governance Documents.”

Our Board of Directors has determined that all six members of the Committee are independent based upon the independence requirements of the SEC and NASDAQ, and that our Chairman, Mr. Engelkes, satisfies the criteria of an “audit committee financial expert” as defined by the regulations of the SEC.

Management is responsible for the preparation, presentation, and integrity of our financial statements, for the appropriateness of our accounting principles and reporting policies and for implementing and maintaining internal control over financial reporting. Our independent auditors are responsible for auditing the financial statements and internal controls over financial reporting and for reviewing our unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes and procedures. Except for our Chairman, Mr. Engelkes, the members of the Audit Committee are not engaged in the practice of accounting or auditing and are not professionals in those fields. The Audit Committee relies, without independent verification, on the information provided to us and on the representations made by management that the financial statements have been prepared with integrity and objectivity and on the representations of management and the opinion of the independent auditors that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States.

During 2011, the Audit Committee had four regularly scheduled meetings and one special meeting. The Audit Committee’s regular meetings were conducted in order to encourage communication among the members of the Audit Committee, management, the internal auditors, and our independent auditors, BKD, LLP. Among other things, the Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee separately met with each of the internal and independent auditors, with and without management, to discuss the results of their examinations and their observations and recommendations regarding our internal controls. The Audit Committee also discussed with our independent auditors all matters required by auditing standards generally accepted in the United States of America, including those described in Auditing Standards AU Section 380, “Communication with Audit Committees.”

The Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended December 31, 2011, with management, the internal auditors, and our independent auditors. Management’s discussions with the Audit Committee included a review of critical accounting policies.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between us and our auditors that might bear on the auditors’ independence consistent with Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Audit Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee has reviewed and approved the amount of fees paid to BKD, LLP for audit and non-audit services. The Audit Committee concluded that the provision of services by BKD, LLP is compatible with the maintenance of BKD’s independence.

Based on the above-mentioned review and discussions with management, the internal auditors, and the independent auditors, and subject to the limitations on our role and responsibilities described above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the calendar year ended December 31, 2011, for filing with the SEC.

Home BancShares, Inc.

Audit Committee Members

Jack E. Engelkes, Chairman

Milburn Adams

Robert H. Adcock, Jr.

James G. Hinkle

Alex R. Lieblong

William G. Thompson

AUDIT AND NON-AUDIT FEES

The following table represents aggregate fees billed for professional audit services rendered by BKD, LLP to provide the audit of our annual consolidated financial statements for the years ended December 31, 2011, and December 31, 2010, respectively.

	2011	2010
Audit fees(1)	$437,048	$566,958
Audit-related fees(2)	62,224	24,611
Tax fees(3)	39,820	44,870
All other fees(4)	28,567	24,975

(1)

Audit fees consisted of audit work performed in the preparation of our consolidated financial statements, as well as work generally only the independent auditor can reasonably be expected to provide, such as statutory audits. In 2010, these fees also included audits on the statements of assets acquired and liabilities assumed, as required under the significant subsidiary test of Regulation S-X, in connection with the Company’s FDIC-assisted acquisitions during 2010 of Old Southern Bank, Coastal Community Bank,

Bayside Savings Bank and Wakulla Bank. The 2010 fees also included additional audit procedures required under FASB ASC Topic 805 to test the fair values of the assets acquired and liabilities assumed presented in the acquisition date balance sheet for each of the Company’s six FDIC-assisted acquisitions during 2010, including Key West Bank and Gulf State Community Bank.

(2)	Audit related fees included research and consultations regarding various matters, primarily related to accounting-related disclosures, our FDIC-assisted acquisitions and our acquisition of Vision Bank.
(3)	Tax fees primarily related to preparation of the Company’s income tax returns.
(4)	Other fees related to fees paid by the Company on behalf of the Company’s retirement plan for third-party administration of the Company’s defined contribution plan.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has the responsibility of appointing, setting compensation for and overseeing the work of the independent auditor, and has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

Prior to engagement of the independent auditor for next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

(1)	Audit services include audit work performed in the preparation of our consolidated financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services, and consultation regarding financial accounting and/or reporting standards.

(2)	Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

(3)	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the consolidated financial statements, and includes fees in the areas of tax compliance, tax planning and tax advice.

(4)	Other fees are those associated with services not captured in the other categories. Other than the services for the third-party administration of the Company’s defined contribution plan, we generally do not request such services from the independent auditor.

Prior to the engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

The Audit Committee may delegate pre-approval authority to one or more of its members. The members to whom such authority is delegated must report, for informational purposes only, the pre-approval decisions to the Audit Committee at its next scheduled meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order for a proposal by a shareholder to be presented at an annual meeting of our shareholders, the proposal must be included in the related proxy statement and proxy form. Proposals by shareholders intended to be presented at the Annual Meeting of Shareholders in 2013 must be received by the Company no later than November 9, 2012, for possible inclusion in the proxy statement relating to that meeting.

For a shareholder proposal to be included in the proxy statement and proxy form for an annual meeting of the Company’s shareholders, the proposal must: (1) concern a matter that may be properly considered and acted upon at the annual meeting in accordance with applicable laws, including our Bylaws and Rule 14a-8 of the Securities Exchange Act of 1934; and (2) be received by the Company at its home office, 719 Harkrider Street, Suite 100, Conway, Arkansas 72032, Attention: Holly A. McKenna, Secretary, not less than 120 calendar days before the anniversary of the date of the previous year’s proxy statement, or November 9, 2012, in the case of the Annual Meeting of Shareholders in 2013. If no annual meeting was held the previous year and in any year in which the date of the annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, the proposal will be considered timely if received within a reasonable time before the Company begins to print and mail its proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements, and other information with the SEC. You can read and copy these reports, proxy statements, and other information concerning the Company at the SEC’s public reference room at 100 F Street N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also view and print reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including the Company, from the SEC website at www.sec.gov.

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE

MEETING ARE URGED TO VOTE BY TELEPHONE,

MAIL OR INTERNET.

IF YOU VOTE BY TELEPHONE OR THE INTERNET,

DO NOT RETURN YOUR PROXY CARD

By Order of the Board of Directors C. RANDALL SIMS Chief Executive Officer

Appendix A

Amended and Restated 2006 Stock Option and Performance Incentive Plan

HOME BANCSHARES, INC.

AMENDED AND RESTATED

2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

1.1 Adoption and Effective Date. Home BancShares, Inc., an Arkansas corporation (the “Company”), hereby adopts the Home BancShares, Inc. Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “Plan”). The Plan shall become effective on February 27, 2012 (the “Effective Date”), subject to the approval of the Company’s stockholders at the 2012 Annual Meeting. Upon approval of the Plan by the Board of Directors of the Company (the “Board”), awards may be made as provided herein, subject to stockholder approval of the Plan.

1.2 Purpose. The Company desires to attract and retain the best available executive and key Employees for itself and its subsidiaries and to encourage the highest level of performance by such Employees in order to serve the best interests of the Company and its stockholders. The Plan is expected to contribute to the attainment of these objectives by offering eligible Employees the opportunity to acquire stock ownership interests in the Company, and other rights with respect to stock of the Company, and to thereby provide them with incentives to put forth maximum efforts for the success of the Company and its subsidiaries.

1.3. History. This Plan is an amendment and restatement of the Home BancShares, Inc. 2006 Stock Option and Performance Incentive Plan (the “2006 Plan”), which was adopted by the Board in March 2006 and approved by the Company’s stockholders in June 2006. The 2006 Plan was amended on May 9, 2007 to increase the authorized shares to 1,500,000 shares. The 2006 Plan amended and restated Cabot Bankshares, Inc. Non-Qualified Stock Option Plan; Employee Incentive Stock Option Plan; Stock Option Plan for Directors, Officers and Employees of Marine Bank of the Florida Keys; Home BancShares 1999 Stock and Incentive Compensation Plan Special Employee and Director Award; Home BancShares 1999 Stock and Incentive Compensation Plan; North Little Rock Bancshares, Inc. 2000 Stock and Incentive Compensation Plan; Home BancShares 2005 Appreciation Rights Incentive Compensation Plan; and any other prior plan of the Company or a predecessor in effect prior to the effective date of the 2006 Plan under which stock options or other equity awards covering the Company’s Stock remain outstanding to a service provider (the “Prior Plans”). This Plan document therefore is intended to preserve material rights and features of the 2006 Plan and the Prior Plans, and should any material provision of this Plan be determined to impair the rights of an Employee under an award granted prior to the Effective Date of this Plan, the Award Agreement covering the award shall instead be treated as including the material provision as an explicit term.

ARTICLE 2

AWARDS

2.1 Form of Awards. Awards under the Plan may be granted in any one or all of the following forms: (i) incentive stock options (“Incentive Stock Options”) meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) nonstatutory stock options (“Nonstatutory Stock Options”) (unless otherwise indicated, references in the Plan to “Options” shall include both Incentive Stock Options and Nonstatutory Stock Options); (iii) stock appreciation rights (“Stock Appreciation Rights”), as described in Article 8, which may be awarded either in tandem with Options (“Tandem Stock Appreciation Rights”) or on a stand-alone basis (“Nontandem Stock Appreciation Rights”); (iv) shares of Common Stock (as defined below) which are restricted as provided in Article 12 (“Restricted Shares”); (v) units representing shares of Common Stock, as described in Article 13 (“Performance Shares”); (vi) units which do not represent shares of Common Stock but which may be paid in the form of Common Stock, as described in Article 14 (“Performance Units”); (vii) shares of unrestricted Common Stock (“Unrestricted Shares”); and (viii) tax offset payments (“Tax Offset Payments”), as described in Article 16.

2.2 Maximum Shares Available. The maximum aggregate number of shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), available for award as Options, Stock Appreciation Rights, Restricted Shares, Performance Shares, Performance Units and Unrestricted Shares under the Plan, including shares of Common Stock awarded as Tax Offset Payments, is 2,322,000, all of which are subject to adjustment pursuant to Article 17. Shares of Common Stock issued pursuant to the Plan may be either authorized and unissued shares or issued shares reacquired by the Company. In the event that prior to the end of the period during which Options may be granted under the Plan, any Option or any Nontandem Stock Appreciation Right under the Plan expires unexercised or is terminated, surrendered or canceled (other than in connection with the exercise of a Stock Appreciation Right) without being exercised in whole or in part for any reason, or any Restricted Shares, Performance Shares or Performance Units are forfeited, or if such awards are settled in cash in lieu of shares of Common Stock, then such shares or units may, at the discretion of the Committee (hereinafter defined) to the extent permissible under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Act”) be made available for subsequent awards under the Plan, upon such terms as the Committee may determine.

2.3 Limitation of Awards. Awards granted to any Employee (as defined in Article 4 hereof) in any one year shall be limited to ten percent (10%) of the total shares of Common Stock available for award under the Plan (i.e. 10% of 2,322,000 shares).

2.4 Return of Prior Awards. As a condition to any subsequent award, the Committee shall have the right, at its discretion, upon replacement with a new award of a substantially similar monetary amount, to require Employees to return to the Company awards previously granted under this Plan. Subject to the provisions of this Plan, such new award shall be upon such terms and conditions as are specified by the Committee at the time the new award is granted to the extent permitted by Rule 16b-3 under the Act.

ARTICLE 3

ADMINISTRATION

3.1 Committee. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board. Each member of the Committee shall be an “outside director” (within the meaning of Section 162(m) of the Code) and a “non-employee director” (within the meaning of Rule 16b-3(b)(3)(i) under the Act); and an independent director within the meaning of applicable NASDAQ listing standards.

3.2 Powers of Committee. Subject to the express provisions of the Plan, the Committee shall have the power and authority (i) to grant Options and to determine the purchase price of the Common Stock covered by each Option, the term of each Option, the number of shares of Common Stock to be covered by each Option and any performance objectives or vesting standards applicable to each Option, (ii) to designate Options as Incentive Stock Options or Nonstatutory Stock Options and to determine which Options, if any, shall be accompanied by Tandem Stock Appreciation Rights; (iii) to grant Tandem Stock Appreciation Rights and Nontandem Stock Appreciation Rights and to determine the terms and conditions of such rights; (iv) to grant Restricted Shares and to determine the term of the restricted period and other conditions and restrictions applicable to such shares; (v) to grant Performance Shares and Performance Units and to determine the performance objectives, performance periods and other conditions applicable to such shares or units; (vi) to grant Unrestricted Shares; (vii) to determine the amount of, and to make, Tax Offset Payments; and (viii) to determine to whom, and the time or times at which, Options, Stock Appreciation Rights, Restricted Shares, Performance Shares, Performance Units and Unrestricted Shares shall be granted.

3.3 Delegation. The Committee may delegate to one or more of its members or to any other person or persons such ministerial duties as it may deem advisable; provided, however, that the Committee may not delegate any of its responsibilities hereunder if such delegation will cause (i) transactions under the Plan to fail to comply with Section 16 of the Act or (ii) the Committee to fail to qualify as “outside directors” under Section 162(m) of the Code. The Committee may also employ attorneys, consultants, accountants or other professional advisors and shall be entitled to rely upon the advice, opinions or valuations of any such advisors.

3.4 Interpretations. The Committee shall have sole discretionary authority to interpret the terms of the Plan, to adopt and revise rules, regulations and policies to administer the Plan and to make any other factual determinations which it believes to be necessary or advisable for the administration of the Plan. All actions taken and interpretations and determinations made by the Committee in good faith shall be final and binding upon the Company, all Employees who have received awards under the Plan and all other interested persons.

3.5 Liability; Indemnification. No member of the Committee, nor any Employee to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or awards made thereunder, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company’s Articles of Incorporation and Bylaws, as amended from time to time.

ARTICLE 4

ELIGIBILITY

Awards may be granted to officers, employees, directors, consultants, and other key persons of the Company and its subsidiaries (herein referred to collectively as “Employees”). In determining to whom awards shall be granted and the number of shares to be covered by each award, the Committee shall take into account the nature of the services rendered by such person, their present and potential contributions to the success of the Company and its subsidiaries and such other factors as the Committee in its sole discretion shall deem relevant. As used in this Plan, the term “subsidiary” shall mean any corporation which at the time qualifies as a subsidiary of the Company under the definition of “subsidiary corporation” set forth in Section 424(f) of the Code, or any successor provision hereafter enacted.

ARTICLE 5

COMPLIANCE WITH SECTION 162(M)

5.1 Section 162(m) of the Code. It is the intent of the Company that compensation granted under the Plan to “Covered Employees” (as defined by Section 162(m) of the Code) shall, if so designated by the Committee, constitute “qualified performance-based compensation” (as defined by Section 162(m)). Accordingly, the terms of the Plan, including the definition of Covered Employee, shall be interpreted in a manner consistent with Section 162(m).

5.2 Performance-Based Awards. If the Committee determines that grants of restricted shares, performance shares and performance units should be made to Employees who are Covered Employees in order to qualify for the compensation deduction exclusion established by Section 162(m) for performance-based compensation, the award shall be governed by this Article 5 of the Plan in addition to other applicable sections of the Plan. The Committee shall base such compensation solely on account of the attainment of one or more pre-established, objective performance goals in accordance with this Article 5.

5.3 Establishment of Performance Goals. Performance goals for a Covered Employee must be established in writing by the Committee no later than 90 days after the commencement of the service period to which such performance goal relates and while the outcome is substantially uncertain (i.e., before 25% of the performance period has elapsed). Such performance goals must be based on an objective formula or standard for performance-based compensation, such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee, and must specify the individual employees or class of employees to which it applies.

5.4 Performance-Based Criteria. Performance goals may be based on any one or more of the following criteria: price of Company Common Stock or the stock of any affiliate, shareholder return, return on assets, growth in assets, return on equity, return on investment, return on capital, economic profit, economic value added, net income, operating income, gross margin, sales, free cash flow, earnings per share. These factors shall have a minimum performance standard below which no payments will be made. The performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. The performance goals and determination of results shall be based entirely on financial measures.

5.5 Modification of Performance-Based Awards. Once established, the Committee shall not be entitled to any discretion to increase the amount of compensation under any award that would otherwise be due upon the attainment of the performance goals, except as may be permitted under Section 162(m) of the Code and the regulations thereunder.

5.6 Certification. Prior to any payment of remuneration for performance-based awards intended to qualify for the deduction exclusion under Section 162(m), the Committee must certify in writing that all of the performance goals and other material terms of the arrangement for the remuneration have been met. This section of the Plan shall not apply to an award to an Employee unless the Committee has determined that such award should qualify for the compensation deduction exemption of Section 162(m).

5.7 Stockholder Approval. Material terms of the performance goals must be disclosed to and reapproved by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders previously approved the performance goals.

ARTICLE 6

STOCK OPTIONS

6.1 Grant of Options. Options may be granted under this Plan for the purchase of shares of Common Stock. Options shall be granted in such form and upon such terms and conditions, including the satisfaction of corporate or individual performance objectives and other vesting standards, as the Committee shall from time to time determine.

6.2 Option Price. The option price of each Option to purchase Common Stock shall be determined by the Committee at the time of grant, but shall not be less than 100 percent of the fair market value of the Common Stock subject to such Option on the date of grant. The option price so determined shall also be applicable in connection with the exercise of any Tandem Stock Appreciation Right granted with respect to such Option. The exercise price of an Option previously granted under the Plan shall not thereafter be reduced other than pursuant to the provisions of Article 17 or Article 18.

6.3 Term of Options. The term of each Option granted under the Plan shall not exceed ten (10) years from the date of grant, subject to earlier termination as provided in Articles 10 and 11, except as otherwise provided in Section 7.1 with respect to ten (10) percent stockholders of the Company and except as provided in prior grants.

6.4 Exercise of Options. An Option may be exercised, in whole or in part, at such time or times as the Committee shall determine. The Committee may, in its discretion, accelerate the exercisability of any Option at any time. Options may be exercised by an Employee by giving written notice to the Committee stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Payment for the Common Stock issuable upon exercise of the Option shall be made in full in cash, or by certified check or, if the Committee, in its sole discretion, permits, in shares of Common Stock (valued at fair market value on the date of exercise and which shall have been held for more than 6 months). As soon as reasonably practicable following such exercise, a certificate representing the shares of Common Stock purchased, registered in the name of the Employee, shall be delivered to the Employee.

6.5 Cancellation of Stock Appreciation Rights. Upon exercise of all or a portion of an Option, the related Tandem Stock Appreciation Rights shall be canceled with respect to an equal number of shares of Common Stock.

ARTICLE 7

SPECIAL RULES APPLICABLE TO INCENTIVE STOCK OPTIONS

7.1 Ten Percent Stockholder. Notwithstanding any other provision of this Plan to the contrary, no person may receive an Incentive Stock Option under the Plan if such person, at the time the award is granted, owns (after application of the rules contained in Section 424(d) of the Code) stock possessing more than ten (10) percent of the total combined voting power of all classes of stock of the Company or its subsidiaries, unless (i) the option price for such Incentive Stock Option is at least 110 percent of the fair market value of the Common Stock subject to such Incentive Stock Option on the date of grant and (ii) such Option is not exercisable after the date five (5) years from the date such Incentive Stock Option is granted.

7.2 Limitations on Time of Grants. No grant of an Incentive Stock Option shall be made under this Plan after the Termination Date (as defined in Section 20.11 hereof) of the Plan.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 Grants of Stock Appreciation Rights. Tandem Stock Appreciation Rights may be awarded by the Committee in connection with any Option granted under the Plan, either at the time the Option is granted or thereafter at any time prior to the exercise, termination or expiration of the Option. Nontandem Stock Appreciation Rights may also be granted by the Committee at any time. At the time of grant of a Nontandem Stock Appreciation Right, the Committee shall specify the number of shares of Common Stock covered by such right and the base price of shares of Common Stock to be used in connection with the calculation described in Section 8.4 below. The base price of a Nontandem Stock Appreciation Right shall be not less than 100 percent of the fair market value of a share of Common Stock on the date of grant. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the other provisions of this Plan as the Committee shall determine.

8.2 Limitations on Exercise. A Tandem Stock Appreciation Right shall be exercisable only to the extent that the related Option is exercisable and shall be exercisable only for such period as the Committee may determine (which period may expire prior to the expiration date of the related Option). Upon the exercise of all or a portion of Tandem Stock Appreciation Rights, the related Option shall be canceled with respect to an equal number of shares of Common Stock. Shares of Common Stock subject to Options or portions thereof, surrendered upon exercise of a Tandem Stock Appreciation Right, shall not be available for subsequent awards under the Plan. A Nontandem Stock Appreciation Right shall be exercisable during such period as the Committee shall determine.

8.3 Surrender or Exchange of Tandem Stock Appreciation Rights. A Tandem Stock Appreciation Right shall entitle the grantee to surrender to the Company unexercised the related Option, or any portion thereof, and to receive from the Company in exchange therefor that number of shares of Common Stock having an aggregate fair market value equal to (A) the excess of (i) the fair market value of one (1) share of Common Stock as of the date the Tandem Stock Appreciation Right is exercised over (ii) the option price per share specified in such Option, multiplied by (B) the number of shares of Common Stock subject to the Option, or portion thereof, which is surrendered. Cash shall be delivered in lieu of any fractional shares.

8.4 Exercise of Nontandem Stock Appreciation Rights. The exercise of a Nontandem Stock Appreciation Right shall entitle the grantee to receive from the Company that number of shares of Common Stock having an aggregate fair market value equal to (A) the excess of (i) the fair market value of one (1) share of Common Stock as of the date on which the Nontandem Stock Appreciation Right is exercised over (ii) the base price of the shares covered by the Nontandem Stock Appreciation Right, multiplied by (B) the number of shares of Common Stock covered by the Nontandem Stock Appreciation Right, or the portion thereof being exercised. Cash shall be delivered in lieu of any fractional shares.

8.5 Settlement of Stock Appreciation Rights. As soon as is reasonably practicable after the exercise of a Stock Appreciation Right, the Company shall (i) issue, in the name of the grantee, stock certificates representing the total number of full shares of Common Stock to which the grantee is entitled pursuant to Section 8.3 or 8.4 hereof and cash in an amount equal to the fair market value, as of the date of exercise, of any resulting fractional shares, and (ii) if the Committee causes the Company to elect to settle all or part of its obligations arising out of the exercise of the Stock Appreciation Right in cash pursuant to Section 8.6, deliver to the grantee an amount in cash equal to the fair market value, as of the date of exercise, of the shares of Common Stock it would otherwise be obligated to deliver.

8.6 Cash Settlement. The Committee, in its discretion, may cause the Company to settle all or any part of its obligation arising out of the exercise of a Stock Appreciation Right by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the fair market value of such shares on the date of exercise.

ARTICLE 9

NONTRANSFERABILITY OF OPTIONS AND STOCK APPRECIATION RIGHTS

No Option or Stock Appreciation Right may be transferred, assigned, pledged or hypothecated (whether by operation of law or otherwise), except as provided by will or the applicable laws of descent and distribution, and no Option or Stock Appreciation Right shall be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge hypothecation or other disposition of an Option or a Stock Appreciation Right not specifically permitted herein shall be null and void and without effect. An Option or Stock Appreciation Right may be exercised by grantee only during his or her lifetime, or following his or her death pursuant to Article 11.

ARTICLE 10

TERMINATION OF EMPLOYMENT

10.1 Exercise after Termination of Employment. Except as the Committee may at any time provide, in the event that the employment of a grantee to whom an Option or Stock Appreciation Right has been granted under the Plan shall be terminated (for reasons other than death or total disability), such Option or Stock Appreciation Right may be exercised (to the extent that the grantee was entitled to do so on the date of the termination of his employment) at any time within three (3) months after such termination of employment.

10.2 Total Disability. In the event that a grantee to whom an Option or Stock Appreciation Right has been granted under the Plan shall become totally disabled, except as the Committee may at any time provide, such Option or Stock Appreciation Right may be exercised at any time during the first nine (9) months that the grantee receives benefits under the Long-Term Disability Plan (the “Disability Plan”) to the extent otherwise exercisable during such nine-month period. For purposes hereof, “total disability” shall have the definition set forth in the Disability Plan, which definition is hereby incorporated by reference.

ARTICLE 11

DEATH OF EMPLOYEE

If an Employee to whom an Option or Stock Appreciation Right has been granted under the Plan shall die while employed by the Company or one of its subsidiaries or within three (3) months after the termination of such employment, such Option or Stock Appreciation Right (whether or not then exercisable by its terms) shall become immediately exercisable in full by the Employee’s estate or by the person who acquires the right to exercise such Option or Stock Appreciation Right upon his or her death by bequest or inheritance. Such exercise may occur at any time within one (1) year after the date of the Employee’s death or such other period as the Committee may at any time provide, but in no case later than the date on which the Option or Stock Appreciation Right would otherwise terminate.

ARTICLE 12

RESTRICTED SHARES

12.1 Grant of Restricted Shares. The Committee may from time to time cause the Company to grant Restricted Shares under the Plan to Employees, subject to such restrictions, conditions and other terms as the Committee may determine.

12.2 Restrictions. (a) At the time a grant of Restricted Shares is made, the Committee shall establish a period of time (the “Restricted Period”) applicable to such Restricted Shares. Each grant of Restricted Shares may be subject to a different Restricted Period but except as set forth in subsection (b) hereof in no event shall Restricted Period be less than the minimum Restricted Period hereinafter set forth. The Committee may, in its sole discretion, at the time a grant is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the satisfaction of corporate or individual performance objectives which may be applicable to all or any portion of the Restricted Shares. Except as set forth in subsection (b) hereof, the minimum Restricted Period shall be three (3) years except in respect of Restricted Shares that are also subject to restrictions relating to the satisfaction of corporate or individual performance objectives, as to which the minimum Restricted Period shall be one (1) year.

(b) With respect to grants of Restricted Shares intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code, upon the death of an Employee to whom Restricted Shares have been granted under the Plan, to the extent that the performance-based goals established in respect of such Restricted Shares have been satisfied for purposes of said Section 162(m), any other restrictions or conditions applicable to the Restricted Shares shall immediately terminate. Except as necessary to effect the termination of restrictions contemplated by the foregoing sentence, the Committee shall have no discretion to shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of any Restricted Shares intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code. With respect to grants of Restricted Shares not intended to so qualify as performance-based compensation, upon the death of the holder of Restricted Shares, all restrictions or conditions applicable to the Restricted Shares shall immediately terminate; and upon the disability or retirement of the holder of Restricted Shares or as permitted under Section 17 hereof, the Committee may, in its sole discretion, shorten or terminate the Restricted Period or waive any other restrictions applicable to all or a portion of such Restricted Shares. None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Restricted Shares.

12.3 Restricted Stock Certificates. If the Committee deems it necessary or appropriate, the Company may issue, in the name of each Employee to whom Restricted Shares have been granted, stock certificates representing the total number of Restricted Shares granted to the Employee, provided that such certificates bear an appropriate legend or other restriction on transfer. If the Restricted Shares are certificated, the Secretary of the Company shall hold such certificates, properly endorsed for transfer, for the Employee’s benefit until such time as the Restricted Shares are forfeited to the Company, or the restrictions lapse.

12.4 Rights of Holders of Restricted Shares. Except as determined by the Committee either at the time Restricted Shares are awarded or at any time thereafter prior to the lapse of the restrictions, holders of Restricted Shares shall not have the right to vote such shares or the right to receive any dividends with respect to such shares. All distributions, if any, received by an Employee with respect to Restricted Shares as a result of any stock split-up, stock distribution, a combination of shares, or other similar transaction shall be subject to the restrictions of this Article 12.

12.5 Forfeiture of Restricted Shares. Except as the Committee may at any time provide, any Restricted Shares granted to an Employee pursuant to the Plan shall be forfeited if the Employee terminates employment with the Company or its subsidiaries prior to the expiration or termination of the Restricted Period and the satisfaction of any other conditions applicable to such Restricted Shares. Upon such forfeiture, the Secretary of the Company shall either cancel or retain in its treasury the Restricted Shares that are forfeited to the Company.

12.6 Delivery of Restricted Shares. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee, the restrictions applicable to the Restricted Shares shall lapse and a stock certificate for the number of Restricted Shares with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions, to the Employee or the Employee’s beneficiary or estate, as the case may be.

12.7 Performance-Based Objectives. At the time of the grant of Restricted Shares to an Employee, and prior to the beginning of the performance period to which performance objectives relate, the Committee may establish performance objectives based on any one or more of the criteria set forth in Section 5.4 hereof. These factors shall have a minimum performance standard below which no payments will be made. These performance goals may be based on an analysis of historical performance and growth expectations for the business, financial results of other comparable businesses, and progress towards achieving the long-range strategic plan for the business. The performance objectives and determination of results shall be based entirely on financial measures.

12.8 Compliance with Section 162(m). Any grants of Restricted Shares to Covered Employees intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code must comply with the terms of Article 5 of this Plan.

ARTICLE 13

PERFORMANCE SHARES

13.1 Award of Performance Shares. For each Performance Period (as defined in Section 13.2). Performance Shares may be granted under the Plan to such Employees of the Company and its subsidiaries as the Committee shall determine. Each Performance Share shall be deemed to be equivalent to one (1) share of Common Stock. Performance Shares granted to an Employee shall be credited to an account (a “Performance Share Account”) established and maintained for such Employee.

13.2 Performance Period. “Performance Period” shall mean such period of time as shall be determined by the Committee in its sole discretion. Different Performance Periods may be established for different Employees receiving Performance Shares. Performance Periods may run consecutively or concurrently.

13.3 Right to Payment of Performance Shares. With respect to each award of Performance Shares under this Plan, the Committee shall specify performance objectives (the “Performance Objectives”) which must be satisfied in order for the Employee to vest in the Performance Shares which have been awarded to him or her for the Performance Period. If the Performance Objectives established for an Employee for the Performance Period are partially but not fully met, the Committee may, nonetheless, in its sole discretion, determine that all or a portion of the Performance Units have vested. If the Performance Objectives for a Performance Period are exceeded, the Committee may, in its sole discretion, grant additional, fully vested Performance Shares to the Employee. The Committee may also determine, in its sole discretion, that Performance Units awarded to an Employee shall become partially or fully vested upon the Employee’s death, total disability (as defined in Article 10) or retirement, or upon the termination of the Employee’s employment prior to the end of the Performance Period. However, if any award hereunder is intended to qualify as performance-based for purposes of Section 162(m) of the Code, the Committee shall not exercise any discretion to increase the payment under such award except to the extent permitted by Section 162(m) and the regulations thereunder.

13.4 Payment for Performance Shares. As soon as practicable following the end of a Performance Period, the Committee shall determine whether the Performance Objectives for the Performance Period have been achieved (or partially achieved to the extent necessary to permit partial vesting at the discretion of the Committee pursuant to Section 13.3). If the Performance Objectives for the Performance Period have been exceeded, the Committee shall determine whether additional Performance Shares shall be granted to the Employee pursuant to Section 13.3. As soon as reasonably practicable after such determinations, or at such later date as the Committee shall determine at the time of grant, the Company shall pay to the Employee an amount with respect to each vested Performance Share equal to the fair market value of a share of Common Stock on such payment date or, if the Committee shall so specify at the time of grant, an amount equal to (i) the fair market value of a share of Common Stock on the payment date less (ii) the fair market value of a share of Common Stock on the date of grant of the Performance Share. Payment shall be made entirely in cash, entirely in Common Stock (including Restricted Shares) or in such combination of cash and Common Stock as the Committee shall determine.

13.5 Voting and Dividend Rights. No Employee shall be entitled to any voting rights, to receive any dividends, or to have his or her Performance Share Account credited or increased as a result of any dividends or other distribution with respect to Common Stock. Notwithstanding the foregoing, within sixty (60) days after the date of payment of a dividend by the Company on its shares of Common Stock, the Committee, in its discretion, may credit an Employee’s Performance Share Account with additional Performance Shares having an aggregate fair market value equal to the dividend per share paid on the Common Stock multiplied by the number of Performance Shares credited to his or her account at the time the dividend was declared.

13.6 Compliance with Section 162(m). Any grants of Performance Shares to Covered Employees intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code must comply with the terms of Article 5 of this Plan.

ARTICLE 14

PERFORMANCE UNITS

14.1 Award of Performance Units. For each Performance Period (as defined in Section 13.2), Performance Units may be granted under the Plan to such Employees of the Company and its subsidiaries as the Committee shall determine. The award agreement covering such Performance Units shall specify a value for each Performance Unit or shall set forth a formula for determining the value of each Performance Unit at the time of payment (the “Ending Value”). If necessary to make the calculation of the amount to be paid to the Employee pursuant to Section 14.3, the Committee shall also state in the award agreement the initial value of each Performance Unit (the “Initial Value”). Performance Units granted to an Employee shall be credited to an account (a “Performance Unit Account”) established and maintained for such Employee.

14.2 Right to Payment of Performance Units. With respect to each award of Performance Units under this Plan, the Committee shall specify performance objectives (the “Performance Objectives”) which must be satisfied in order for the Employee to vest in the Performance Units which have been awarded to him or her for the Performance Period. If the Performance Objectives established for an Employee for the Performance Period are partially but not fully met, the Committee may, nonetheless, in its sole discretion, determine that all or a portion of the award has vested. If the Performance Objectives for a Performance Period are exceeded, the Committee may, in its sole discretion, grant additional, fully vested Performance Units to the Employee. The Committee may also determine, in its sole discretion, that awards granted to an Employee shall become partially or fully vested upon the Employee’s death, total disability (as defined in Article 10) or retirement, or upon the termination of the Employee’s employment prior to the end of the Performance Period. However, if any award hereunder is intended to qualify as performance-based for purposes of Section 162(m) of the Code, the Committee shall not exercise any discretion to increase the payment under such award except to the extent permitted by Section 162(m) and the regulations thereunder.

14.3 Payment for Performance Units. As soon as practicable following the end of a Performance Period, the Committee shall determine whether the Performance Objectives for the Performance Period have been achieved (or partially achieved to the extent necessary to permit partial vesting at the discretion of the Committee pursuant to Section 14.2). If the Performance Objectives for the Performance Period have been exceeded, the Committee shall determine whether additional Performance Units shall be granted to the Employee pursuant to Section 14.2. As soon as reasonably practicable after such determinations, or at such later date as the Committee shall determine, the Company shall pay to the Employee an amount with respect to each vested Performance Unit equal to the Ending Value of the Performance Unit or, if the Committee shall so specify at the time of grant, an amount equal to (i) the Ending Value of the Performance Unit less (ii) the Initial Value of the Performance Unit. Payment shall be made entirely in cash, entirely in Common Stock (including Restricted Shares) or in such combination of cash and Common Stock as the Committee shall determine.

14.4 Compliance with Section 162(m). Any grants of Performance Units to Covered Employees intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code must comply with the terms of Article 5 of this Plan.

ARTICLE 15

UNRESTRICTED SHARES

15.1 Award of Unrestricted Shares. The Committee may cause the Company to grant Unrestricted Shares to Employees at such time or times, in such amounts and for such reasons as the Committee, in its sole discretion, shall determine. Except as required by applicable law, no payment shall be required for Unrestricted Shares.

15.2 Delivery of Unrestricted Shares. The Company shall issue, in the name of each Employee to whom Unrestricted Shares have been granted, stock certificates representing the total number of Unrestricted Shares granted to the Employee, and shall deliver such certificates to the Employee as soon as reasonably practicable after the date of grant or on such later date as the Committee shall determine at the time of grant.

ARTICLE 16

TAX OFFSET PAYMENTS

The Committee shall have the authority at the time of any award under this Plan or anytime thereafter to make Tax Offset Payments to assist Employees in paying income taxes incurred as a result of their participation in this Plan. The Tax Offset Payments, which, if awarded, may be in cash or shares of Common Stock, shall be determined by multiplying a percentage established by the Committee by all or a portion (as the Committee shall determine) of the taxable income recognized by an Employee upon (i) the exercise of a Nonstatutory Stock Option or a Stock Appreciation Right, (ii) the disposition of shares received upon exercise of an Incentive Stock Option, (iii) the lapse of restrictions on Restricted Shares, (iv) the award of Unrestricted Shares or (v) payments for Performance Shares or Performance Units. The percentage shall be established, from time to time, by the Committee at that rate which the Committee, in its sole discretion, determines to be appropriate and in the best interests of the Company to assist Employees in paying income taxes incurred as a result of the events described in the preceding sentence. Tax Offset Payments shall be subject to the restrictions on transferability applicable to Options and Stock Appreciation Rights under Article 9.

ARTICLE 17

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

Notwithstanding any other provision of the Plan, the Committee may at any time make or provide for such adjustments to the Plan, to the number and class of shares available thereunder or to any outstanding Options, Stock Appreciation Rights, Restricted Shares or Performance Shares as it shall deem appropriate to prevent dilution or enlargement of rights, including adjustments in the event of changes in the number of shares of outstanding Common Stock by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations, liquidations and the like.

ARTICLE 18

AMENDMENT AND TERMINATION

The Board may suspend, terminate, modify or amend the Plan, provided that any amendment that would (i) materially increase the aggregate number of shares which may be issued under the Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan or (iii) reduce the exercise price of Options previously granted under the Plan shall be subject to the approval of the Company’s stockholders, except that any such increase, modification or reduction that may result from adjustments authorized by Article 17 does not require such approval. If the Plan is terminated, the terms of the Plan shall, notwithstanding such termination, continue to apply to awards granted prior to such termination. No suspension, termination, modification or amendment of the Plan may, without the consent of the Employee to whom an award shall theretofore have been granted, adversely affect the rights of such Employee under such award.

ARTICLE 19

WRITTEN AGREEMENT

Each award of Options, Stock Appreciation Rights, Restricted Shares, Performance Shares, Performance Units, Unrestricted Shares and Tax Offset Payments shall be evidenced by a written agreement, executed by the Employee and the Company, and containing such restrictions, terms and conditions, if any, as the Committee may require. In the event of any conflict between a written agreement and the Plan, the terms of the Plan shall govern.

ARTICLE 20

MISCELLANEOUS PROVISIONS

20.1 Fair Market Value. “Fair market value” for purposes of this Plan, shall be the closing price of the Common Stock as reported on the principal exchange on which the shares are listed for the date on which the grant, exercise or other transaction occurs, or if there were no sales on such date, the most recent prior date on which there were sales.

20.2 Tax Withholding. The Company shall have the right to require Employees or their beneficiaries or legal representatives to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements, or to deduct from all payments under this Plan, including Tax Offset Payments, amounts sufficient to satisfy all withholding tax requirements. Whenever payments under the Plan are to be made to an Employee in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. The Committee may, in its discretion, permit an Employee to satisfy his or her tax withholding obligation either by (i) surrendering shares owned by the Employee or (ii) having the Company withhold from shares otherwise deliverable to the Employee. Shares surrendered or withheld shall be valued at their fair market value as of the date on which income is required to be recognized for income tax purposes. In the case of an award of Incentive Stock Options, the foregoing right shall be deemed to be provided to the Employee at the time of such award.

20.3 Compliance With Section 16(b). In the case of Employees who are or may be subject to Section 16 of the Act, it is the intent of the Company that any award granted hereunder satisfy and be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3, so that such persons will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Act and will not be subjected to liability thereunder. If any provision of the Plan or any award would otherwise conflict with the intent expressed herein, that provision, to the extent possible, shall be interpreted and deemed amended so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Employees who are or may be subject to Section 16 of the Act.

20.4 Forfeiture; Recoupment. The Committee reserves the right to cause a forfeiture of the gain realized by the Employee with respect to an award granted thereunder on account of actions taken by, or failed to be taken by, such Employee in violation or breach of or in conflict with any (a) employment agreement, (b) confidentiality obligation with respect to the Company, (c) non-competition agreement, (d) agreement prohibiting solicitation of employees or customers of the Company or any subsidiary, (e) Company policy or procedure, (f) other agreement, or (g) any other obligation of such Employee to the Company, as and to the extent specified in such agreement. The Committee may annul an outstanding award if the Employee thereof is terminated for cause. Any award granted pursuant to the Plan shall be subject to mandatory repayment by the Employee to the Company to the extent the Employee is, or in the future becomes, subject to (a) any Company “clawback” or recoupment policy that is adopted to comply with the requirements of any applicable law, rule or regulation, or (b) any law, rule or regulation which imposes mandatory recoupment under circumstances set forth in such law, rule or regulation.

20.5 Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and businesses of the Company. In the event of any of the foregoing, the Committee may, at its discretion prior to the consummation of the transaction, cancel, offer to purchase, exchange, adjust or modify any outstanding awards, at such time and in such manner as the Committee deems appropriate and in accordance with applicable law.

20.6 General Creditor Status. Employees shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Employee or beneficiary or legal representative of such Employee. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

20.7 No Right to Employment. Nothing in the Plan or in any written agreement entered into pursuant to Article 19, nor the grant of any award, shall confer upon any Employee any right to continue in the employ of the Company or a subsidiary or to be entitled to any remuneration or benefits not set forth in the Plan or such written agreement or interfere with or limit the right of the Company or a subsidiary to modify the terms of or terminate such Employee’s employment at any time.

20.8 Notices. Notices required or permitted to be made under the Plan shall be sufficiently made if sent by registered or certified mail addressed (a) to the Employee at the Employee’s address as set forth in the books and records of the Company or its subsidiaries, or (b) to the Company or the Committee at the principal office of the Company.

20.9 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.10 Governing Law. To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Arkansas.

20.11 Term of Plan. Unless earlier terminated pursuant to Article 18 hereof, the Plan shall terminate on the earlier of the tenth (10th) anniversary of the date of adoption of the Plan by the Board or February 27, 2022 (the “Termination Date”).

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 AM, Central Daylight Time, on April 19, 2012.

Vote by Internet
• Log on to the Internet and go to
www.envisionreports.com/HOMB
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 4 and 5, and 1 Year on Proposal 3.

1. Election of Directors:	For	Withhold
01 - John W. Allison	☐	☐
04 - Milburn Adams	☐	☐
07 - Dale A. Bruns	☐	☐
10 - James G. Hinkle	☐	☐

	For	Withhold
02 - C. Randall Sims	☐	☐
05 - Robert H. Adcock, Jr.	☐	☐
08 - Richard A. Buckheim	☐	☐
11 - Alex R. Lieblong	☐	☐

	For	Withhold	+
03 - Randy E. Mayor	☐	☐
06 - Richard H. Ashley	☐	☐
09 - Jack E. Engelkes	☐	☐
12 - William G. Thompson	☐	☐

	For	Against	Abstain
2. Advisory (non-binding) vote approving the Company’s executive compensation.	☐	☐	☐

	For	Against	Abstain
4. Approval of the Company’s Amended and Restated 2006 Stock Option and Performance Incentive Plan, including the material terms of the performance goals under such plan.	☐	☐	☐

6. Transact such other business as may properly come before the meeting or any adjournments thereof.

	1 Year	2 Years	3 Years	Abstain
3. Advisory (non-binding) vote determining the frequency of advisory votes on the Company’s executive compensation.	☐	☐	☐	☐

		For	Against	Abstain
5. Ratification of appointment of BKD, LLP as the Company’s independent registered public accounting firm for the next fiscal year.		☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

01FNDB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — HOME BANCSHARES, INC.	+

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

(501) 328-4770

www.homebancshares.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS To Be Held on April 19, 2012

The undersigned constitutes and appoints Randy E. Mayor and Brian S. Davis or either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of common stock of Home BancShares, Inc. which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Company to be held on April 19, 2012, at 6:30 p.m. (CDT) at the Peabody Hotel, located at 3 Statehouse Plaza, Little Rock, Arkansas, for the purposes stated on the reverse side.

Only shareholders of record on March 2, 2012, will be entitled to vote at the meeting or any adjournments thereof. A list of shareholders will be available for inspection at the office of the Company at 719 Harkrider Street, Suite 100, Conway, Arkansas, 72032, beginning two business days after the date of this notice and continuing through the meeting.

YOUR VOTE IS IMPORTANT

PLEASE EXECUTE YOUR PROXY WITHOUT DELAY

C	Non-Voting Items
Change of Address — Please print new address below.

aa a	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+